UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Allegion plc Registered in Ireland No. 527370	U.S. Mailing Address: 11819 N. Pennsylvania Street Carmel, Indiana 46032 (317) 810-3700

NOTICE OF 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting of Shareholders of Allegion plc (the “Company”) will be held on Wednesday, June 11, 2014, at 2:30 p.m., local time, at Druids Glen Resort, Newtownmountkennedy, County Wicklow, Ireland, to consider and vote upon the following proposals:

1.	By separate resolutions, to re-elect as directors for a period of one year expiring at the end of the Annual General Meeting of Shareholders of the Company in 2015, the following six individuals:

(a)	Michael J. Chesser	(d)	David D. Petratis
(b)	Carla Cico	(e)	Dean I. Schaffer
(c)	Kirk S. Hachigian	(f)	Martin E. Welch III

2.	To give advisory approval of the compensation of the Company’s named executive officers.
3.	To determine, by an advisory vote, whether an advisory shareholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years.
4.	To approve the appointment of PricewaterhouseCoopers as independent auditors of the Company and authorize the Audit and Finance Committee of the Board of Directors to set the auditors’ remuneration.
5.	To conduct such other business properly brought before the meeting.
Only shareholders of record as of the close of business on April 14, 2014, are entitled to receive notice of and to vote at the Annual General Meeting. Whether or not you plan to attend the meeting, please provide your proxy by either using the Internet or telephone as further explained in the accompanying proxy statement or filling in, signing, dating, and promptly mailing a proxy card.
Directions to the meeting can be found in Appendix A of the attached Proxy Statement.

Registered Office:	By Order of the Board of Directors,
Block D Iveagh Court Harcourt Road Dublin 2, Ireland	BARBARA A. SANTORO
Senior Vice President, General Counsel and Secretary
IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND AND VOTE, THEN YOU ARE ENTITLED TO APPOINT A PROXY OR PROXIES TO ATTEND AND VOTE ON YOUR BEHALF. A PROXY IS NOT REQUIRED TO BE A SHAREHOLDER IN THE COMPANY. IF YOU WISH TO APPOINT AS PROXY ANY PERSON OTHER THAN THE INDIVIDUALS SPECIFIED ON THE PROXY CARD, PLEASE CONTACT THE COMPANY SECRETARY AT OUR REGISTERED OFFICE.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 11, 2014
The Annual Report and Proxy Statement are available at www.proxyvote.com.
The Notice of Internet Availability of Proxy Materials, or this Notice of 2014 Annual General Meeting of Shareholders, the Proxy Statement and the Annual Report are first being mailed to shareholders on or about April 25, 2014.

SUMMARY INFORMATION
This summary highlights information contained elsewhere in this Proxy Statement. For more complete information about these topics, please review Allegion plc’s Annual Report on Form 10-K and the entire Proxy Statement.
Annual General Meeting of Shareholders

Date and Time:	June 11, 2014 at 2:30 p.m., local time

Place:	Druids Glen Resort
Newtownmountkennedy, County Wicklow
Ireland

Record Date:	April 14, 2014

Voting:	Shareholders as of the record date are entitled to vote. Each ordinary share is entitled to one vote for each director nominee and each of the other proposals.

Attendance:	All shareholders may attend the meeting.
Meeting Agenda and Voting Recommendations
The following items that will be submitted for shareholder approval at the Annual General Meeting.

Agenda Item	Vote Required	Board Recommendation	Page
Election of 6 directors named in the proxy statement.	Majority of votes cast	For	1
Advisory approval of the compensation of the Company’s named executive officers (“Say-on-Pay Vote”).	Majority of votes cast	For	4
Advisory vote on the frequency of a Say-on-Pay Vote.	Plurality of votes cast	For One Year	5
Approval of appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors and authorize the Audit and Finance Committee to set auditors’ remuneration.	Majority of votes cast	For	6

Corporate Governance Highlights

• Substantial majority of independent directors (5 of 6)
• Annual election of directors
• Majority vote for directors
• Independent Lead Director
• Term limits for non-employee directors
• Succession planning at all levels, including for Board and CEO

• Annual Board and committee self-assessments
• Executive sessions of non-management directors
• Continuing director education
• Executive and director stock ownership guidelines
• Board oversight of risk management
• Board oversight of sustainability program

i

Director Nominees
Set forth below is summary information about each director nominee:

Nominee	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Michael J. Chesser	65	2013	Former Chairman and Chief Executive Officer of Great Plains Energy Incorporated	✓	• Audit and Finance • Compensation • Corporate Governance and Nominating
Carla Cico	53	2013	Former Chief Executive Officer of Rivoli S.p.A.	✓	• Audit and Finance • Compensation • Corporate Governance and Nominating
Kirk S. Hachigian	54	2013	Chairman and CEO of JELD-WEN, Inc.	✓	• Audit and Finance • Compensation • Corporate Governance and Nominating
David D. Petratis	56	2013	Chairman, President and Chief Executive Officer of Allegion plc
Dean I. Schaffer	62	2014	Former Partner of Ernst & Young LLP	✓	• Audit and Finance • Corporate Governance and Nominating
Martin E. Welch III	65	2013	Former Executive Vice President and Chief Financial Officer of Visteon Corporation	✓	• Audit and Finance • Compensation • Corporate Governance and Nominating
Advisory Approval of Our Executive Compensation
We are asking for your advisory approval of the compensation of our named executive officers. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. Before considering this proposal, please read our Compensation Discussion and Analysis, which explains our executive compensation program and the Compensation Committee’s compensation decisions.
Executive Compensation
Pay-for Performance
On December 1, 2013, we became an independent public company following the spin-off of our commercial and residential security businesses from Ingersoll-Rand plc (“Ingersoll Rand”). Prior to the spin-off, our named executive officers were employees of Ingersoll Rand and their compensation was determined by the Ingersoll Rand Compensation Committee.
In connection with his hiring, the Ingersoll Rand Compensation Committee established certain Allegion performance targets that were required to be achieved prior to Mr. Petratis receiving an annual incentive award for 2013. Based on our 2013 performance, Mr. Petratis achieved an overall score of 194% of target.
The 2013 compensation of our other named executive officers was based on achievement of financial performance metrics by Ingersoll Rand, which included Allegion’s performance for the full year. Ingersoll Rand achieved the following strong financial performance in 2013:

•	Adjusted annual revenue of $14.509 billion, an increase of 3% over 2012;

•	Adjusted operating income of $1.639 billion, an increase of 8% over 2012;

•	Adjusted operating income margin of 11.3%, an increase of 0.5 percentage points from 10.8% in 2012;

•	Adjusted available cash flow of $1.153 billion, an increase of 14% over 2012;

•	Adjusted earnings per share (“EPS”) of $3.63 excluding one-time spin related expense, an increase of 10% over 2012; and

•	3-year EPS growth (2011 - 2013) of 68.1%, which ranks at approximately the 75th percentile of the companies in the S&P 500 Industrials Index.
Based on this performance, Ingersoll Rand achieved an annual incentive program financial score of 124.6 % of target for the enterprise, 138.1% of target for Security Technologies, 145.2% for Security Technologies - Commercial Americas and 99.8% for Security Technologies - Asia Pacific.

ii

Advisory Vote on Frequency of Approval of Our Executive Compensation
We are seeking your advisory vote on whether to hold an advisory vote on the compensation of our named executive officers every one, two or three years.
Approval of Appointment of Independent Auditors
We are asking you to approve the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for 2014 and to authorize the Audit and Finance Committee to set PwC’s remuneration.
2015 Annual Meeting

Deadline for shareholder proposals for inclusion in the proxy statement:	December 26, 2014
Deadline for business proposals and nominations for director:	March 13, 2015

iii

Allegion plc	U.S. Mailing Address: 11819 N. Pennsylvania Street Carmel, Indiana 46032
(317) 810-3700

PROXY STATEMENT

In this Proxy Statement, “Allegion,” the “Company,” “we,” “us” and “our” refer to Allegion plc, an Irish public limited company. This Proxy Statement and the enclosed proxy card, or the Notice of Internet Availability of Proxy Materials, are first being mailed to shareholders of record on April 14, 2014 (the “Record Date”) on or about April 25, 2014.
PROPOSALS REQUIRING YOUR VOTE
Item 1. Election of Directors
We use a majority of votes cast standard for the election of directors. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Each director of the Company is being nominated for election for a one-year term beginning at the 2014 Annual General Meeting of Shareholders to be held on June 11, 2014 (the “Annual General Meeting”) and expiring at the end of the 2015 Annual General Meeting of Shareholders.
Under our articles of association, if a director is not re-elected in a director election, the director shall retire at the close or adjournment of the Annual General Meeting.
The Board of Directors recommends a vote FOR the directors nominated for election listed under proposals 1(a) through (f) below.

(a)	Michael J. Chesser - age 65; Director since 2013

•	Former Chairman and Chief Executive Officer of Great Plains Energy Incorporated (an electric utilities holding company) from 2003 to 2013

•	Current Directorships:

▪	Polypore International Inc.

•	Former Directorships:

▪	Great Plains Energy Inc.

▪	Itron Inc.

▪	UMB Financial Corp.

•	Other activities:

▪	Trustee, Midwest Research Institute

▪	Trustee, Committee for Economic Development

▪	Chairman, Partnership for Children

▪	Senior Fellow, Brookings Institute
Mr. Chesser’s successful career in the energy sector offers us insight into the latest developments in industrial processes, innovation and process improvement. His expertise will provide guidance into new technologies for our operations, help progress our productivity initiatives and offer instructive process methodologies to accelerate our innovation efforts. Mr. Chesser is a recognized authority on energy technologies which brings unique perspectives both within our own operations and on behalf of our customers and communities. His extensive experience with compensation and talent development are of particular benefit to us. Finally, his leadership for a North American company will provide practical insight to help drive our growth plans for that geography.

(b)	Carla Cico - age 53; Director since 2013

•	Former Chief Executive Officer of Rivoli S.p.A. (prefabricated infrastructure company) from 2009 to 2011

•	Former Chief Executive Officer of Ambrosetti Consulting (a consulting company) from 2008 to 2009

•	Current Directorships:

▪	Alcatel-Lucent
Ms. Cico’s experience leading a prefabricated infrastructure company offers a deep understanding of the building and construction industries. She brings a unique perspective to the Board with her direct knowledge of application expertise, regulatory requirements, complex configurations and working with architects, contractors and engineers to adhere to specific safety requirements, all of which influence the successful execution of our strategic plan. Ms. Cico was cited as one of the most powerful women in international business in Forbes (1994) and Fortune (1995). She offers extraordinary insight into regional and global economic, social and political issues.

(c)	Kirk S. Hachigian - age 54; Director and lead director since 2013

•	Chairman and Chief Executive Officer of JELD-WEN, Inc. (global manufacturer of doors and windows) since February 2014

•	Former Chairman, President and Chief Executive Officer of Cooper Industries plc (global manufacturer of electrical components for the industrial, utility and construction markets) from 2006 to 2012

•	Current Directorships:

▪	Paccar Inc.

▪	NextEra Energy

•	Former Directorships:

▪	Cooper Industries plc
Mr. Hachigian’s experience as chairman and chief executive officer of a $6 billion New York Stock Exchange (“NYSE”) global diversified manufacturing organization brings substantial expertise to all of our operational and financial matters, including global manufacturing, engineering, marketing, labor relations, channel management and investor relations. His prior work will benefit our Board of Directors and management team as we pursue future business opportunities globally. He has a successful track record of creating value to shareholders, recently completing the $13 billion merger of Cooper Industries with Eaton Corporation. In addition, his leadership of an organization incorporated in Ireland provides valuable oversight experience to our Irish financial reporting and accounting requirements. His executive leadership positions directly correspond to key elements of our growth and operational strategies.

(d)	David D. Petratis - age 56; Chairman and director since 2013

•	President and Chief Executive Officer of Allegion plc since October 2013

•
Former Chairman, President and Chief Executive Officer of Quanex Building Products Corporation (a manufacturer of engineered material and components for the building products markets) from 2008 to July 2013

•	Former President and Chief Executive Officer of the North American Operating Division of Schneider Electric (a global electrical and automation manufacturer) from 2004 to 2008

•	Current Directorships: None

•	Former Directorships:

▪	Gardner Denver, Inc.

▪	Quanex Building Products Corporation

Mr. Petratis’s successful leadership of global manufacturing companies brings significant experience and expertise to the Company’s management and governance. In particular, Mr. Petratis has an extensive background in the building products industry, as well as strong experience with operations and lean manufacturing, distribution and channel marketing and management, the merger and acquisition process, and strategy development.

(e)	Dean I. Schaffer - age 62; Director since 2014

•	Former Partner of Ernst & Young LLP (an international public accounting firm) from 1975 to March 2014

•	Current Directorships: None

Mr. Schaffer’s experience as a partner of an international accounting firm brings significant expertise to the Board of Directors in the areas of taxation, governance, strategy and acquisitions. During his career, Mr. Schaffer served on Ernst & Young’s Americas Executive Board, as the co-lead of the Americas Office of the Chairman Global Accounts Network and senior partner in the New York office and worked with many of the firm’s largest clients. Mr. Schaffer’s expertise will benefit the Board of Directors as it oversees our financial reporting and our governance and as it develops our tax and growth strategies.

(f)	Martin E. Welch III - age 65; Director since 2013

•	Former Executive Vice President and Chief Financial Officer of Visteon Corporation (a global automotive parts supplier) from 2011 to 2012

•	Former Executive Vice President and Chief Financial Officer of United Rentals, Inc. (an equipment rental company) from 2005 to 2009

•	Current Directorships:

▪	Global Brass and Copper Holdings, Inc.

•	Former Directorships:

▪	Delphi Corporation

•	Other Activities:

▪	Trustee, University of Detroit Mercy

Mr. Welch’s experience as a chief financial officer brings substantial financial expertise to our Board. His senior leadership experience with global manufacturing companies will benefit our Board as it develops our growth strategy and will help drive our operational improvement. In addition, Mr. Welch’s experience as a business advisor to a private equity firm will benefit the Company’s long-term strategic planning.

Item 2. Advisory Approval of the Compensation of Our Named Executive Officers
We are presenting the following proposal, commonly known as a “Say-on-Pay” proposal, which gives you as a shareholder the opportunity to endorse or not endorse our compensation program for named executive officers (“NEOs”) by voting for or against the following resolution:
“RESOLVED, that the shareholders approve the compensation of the Company’s NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s proxy statement.”
While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.
On December 1, 2013, our commercial and residential security businesses spun-off from Ingersoll-Rand plc (“Ingersoll Rand”) and we became an independent public company (the “Spin-off”). Prior to the Spin-off, the Ingersoll Rand Compensation Committee established the compensation for our NEOs in 2013. Mr. Petratis’s annual incentive compensation was based on certain financial metrics established for Allegion. For our other NEOs, their annual incentive compensation was based on Ingersoll Rand’s 2013 performance for the full year, including Allegion’s performance for the post-Spin-off period.
Going forward, our Compensation Committee has adopted the following design principles for our executive compensation program:

•	Create and reinforce our pay-for-performance culture;

•	Align the interests of management with our shareholders;

•	Attract, retain and motivate executive talent by providing competitive levels of salary and total targeted pay;

•	Provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk; and

•	Integrate with the our performance management process of goal setting and formal evaluation.
By following these design principles, we believe that our compensation program for NEOs is strongly aligned with the long-term interests of our shareholders.
The Board of Directors recommends that you vote FOR advisory approval of the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement.

Item 3. Advisory Vote on the Frequency of Holding a Say-on-Pay Vote
As part of its commitment to understanding shareholder sentiment on our executive compensation philosophy and practices, the Board of Directors is seeking shareholders’ views on how frequently we should submit executive compensation for consideration by shareholders.
Shareholders may vote to hold an advisory vote on executive compensation every one, two or three years or abstain. After careful consideration, the Board of Directors is recommending that shareholders approve holding the Say-on-Pay vote every year.
The Board of Directors believes holding an annual advisory vote on executive compensation is consistent with its policy of seeking regular input from shareholders on corporate governance matters and our executive compensation philosophy and practices. This vote is not binding but rather will provide the Compensation Committee with shareholders’ view on how frequently they desire to consider executive compensation. Although the vote is advisory, the Compensation Committee will take into account the outcome of the vote when considering how frequently we will submit executive compensation to a shareholder vote.
The Board of Directors will carefully consider and expects to be guided by the alternative that receives the most shareholder support in determining the frequency of future say-on-pay votes. Notwithstanding the outcome of the shareholder vote, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.
The Board of Directors recommends that you vote to hold the Say-on-Pay vote every year.

Item 4. Approval of Appointment of Independent Auditors
At the Annual General Meeting, shareholders will be asked to approve the appointment of PricewaterhouseCoopers (“PwC”) as our independent auditors for the fiscal year ending December 31, 2014, and to authorize the Audit and Finance Committee of our Board of Directors to set the independent auditors’ remuneration. PwC acted as our independent auditor in 2013 and has familiarity with our affairs. Based on such familiarity and its ability, we believe PwC is best qualified to perform this important function.
Representatives of PwC will be present at the Annual General Meeting and will be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.
The Board of Directors recommends a vote FOR the proposal to approve the appointment of PwC as independent auditors of the Company and to authorize the Audit and Finance Committee of the Board of Directors to set the auditors’ remuneration.
Audit and Finance Committee Report
While management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls, the Audit and Finance Committee reviews the Company’s audited financial statements and financial reporting process on behalf of the Board of Directors. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit and Finance Committee monitors those processes. In this context, the Audit and Finance Committee has met and held discussions with management and the independent auditors regarding the fair and complete presentation of the Company’s results. The Audit and Finance Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit and Finance Committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the Audit and Finance Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit and Finance Committee also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (United States).
In addition, the Audit and Finance Committee has received and reviewed the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit and Finance Committee concerning independence and discussed with PwC the auditors’ independence from the Company and its management in connection with the matters stated therein. The Audit and Finance Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence. The Audit and Finance Committee has concluded that the independent auditors are independent from the Company and its management.
The Audit and Finance Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit and Finance Committee meets separately with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (“2013 Form 10-K”), for filing with the Securities and Exchange Commission (the “SEC”). The Audit and Finance Committee has selected PwC, subject to shareholder approval, as the Company’s independent auditors for the fiscal year ending December 31, 2014.
AUDIT AND FINANCE COMMITTEE
Martin E. Welch III (Chair)
Michael J. Chesser
Carla Cico
Kirk S. Hachigian

Fees of the Independent Auditors
The following table shows the fees we paid or accrued for audit and other services provided by PwC for the fiscal years ended December 31, 2013 and 2012:

	2013 (a)	2012 (a)
Audit Fees (b)	$2,511,000	$—
Audit-Related Fees (c)	4,800	—
Tax Fees	—	—
All Other Fees	—	—
Total	$2,515,800	$—
_______________

(a)
For the fiscal year ended December 31, 2012, we did not pay any fees for professional services to PwC. Prior to the Spin-off on December 1, 2013, Ingersoll Rand paid any audit, audit-related, tax and other fees of PwC. We will provide such disclosure of expenses on a standalone go forward basis.

(b)	Audit Fees for the fiscal year ended December 31, 2013 were for professional services rendered for the audits of our annual consolidated financial statements, including statutory audits.

(c)	Audit-Related Fees consists of certain assurance services related to specific transactions.

The Audit and Finance Committee has adopted policies and procedures which require that the Audit and Finance Committee pre-approve all non-audit services that may be provided to the Company by its independent auditors. The policy: (i) provides for pre-approval of an annual budget for each type of service; (ii) requires Audit and Finance Committee approval of specific projects over $50,000, even if included in the approved budget; and (iii) requires Audit and Finance Committee approval if the forecast of expenditures exceeds the approved budget on any type of service. The Audit and Finance Committee pre-approved all of the services described under “Audit-Related Fees.” The Audit and Finance Committee has determined that the provision of all such non-audit services is compatible with maintaining the independence of PwC.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
Our Corporate Governance Guidelines, together with the charters of the various Board committees, provide a framework for the corporate governance of the Company. The following is a summary of our Corporate Governance Guidelines. A copy of our Corporate Governance Guidelines, as well as the charters of each of our Board committees, are available on our website at www.allegion.com under the heading “About Allegion – Corporate Governance.”
Role of the Board of Directors
Our business is managed under the direction of the Board of Directors. The role of the Board of Directors is to oversee our management and governance and monitor senior management’s performance.
Board Responsibilities
The Board of Directors’ core responsibilities include, among other things:

•	selecting, monitoring, evaluating and compensating senior management;

•	assuring that management succession planning is ongoing;

•	overseeing the implementation of management’s strategic plans and capital allocation strategy;

•	reviewing our financial controls and reporting systems;

•	overseeing our management of enterprise risk;

•	reviewing our ethical standards and compliance procedures; and

•	evaluating the performance of the Board of Directors, Board committees and individual directors.
Board Leadership Structure
The positions of Chairman of the Board and Chief Executive Officer (“CEO”) of the Company are held by the same person. It is the Board of Directors’ view that our corporate governance principles, the quality, stature and substantive business knowledge of the members of the Board, as well as the Board’s culture of open communication with the CEO and senior management are conducive to Board effectiveness with a combined Chairman and CEO position. The Board reserves the right to separate the roles of Chairman and CEO in the event that there are changes in circumstances or performance.
In addition, the Board of Directors has a strong, independent Lead Director and it believes this role adequately addresses the need for independent leadership and an organizational structure for the independent directors. The Chairman and CEO is responsible for working with the Lead Director so that together they achieve the Board governance objectives outlined by the Board.
The Board of Directors appoints a Lead Director for a three-year minimum term from among the Board’s independent directors. The Lead Director coordinates the activities of all of the Board’s independent directors. The Lead Director is the principal confidant to the CEO and ensures that the Board of Directors has an open, trustful relationship with the Company’s senior management team. In addition to the duties of all directors, as set forth in the Company’s Governance Guidelines, the specific responsibilities of the Lead Director are as follows:

•	Chair the meetings of the independent directors when the Chairman is not present;

•	Ensure the full participation and engagement of all Board members in deliberations;

•	Lead the Board of Directors in all deliberations involving the CEO’s employment, including hiring, contract negotiations, performance evaluations, and dismissal;

•	Counsel the Chairman on issues of interest/concern to directors and encourage all directors to engage the Chairman with their interests and concerns;

•
Work with the Chairman to develop an appropriate schedule of Board meetings and approve such schedule, to ensure that the directors have sufficient time for discussion of all agenda items, while not interfering with the flow of Company operations;

•	Work with the Chairman to develop the Board and Committee agendas and approve the final agendas;

•
Keep abreast of key Company activities and advise the Chairman as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board of Directors, the Lead Director will approve information provided to the Board and may specifically request the inclusion of certain material;

•	Engage consultants who report directly to the Board of Directors and assist in recommending consultants that work directly for Board Committees;

•
Work in conjunction with the Corporate Governance and Nominating Committee in compliance with Governance Committee processes to interview all Board candidates and make recommendations to the Board of Directors;

•
Assist the Board of Directors and Company officers in assuring compliance with and implementation of the Company’s Governance Guidelines; work in conjunction with the Corporate Governance Committee to recommend revisions to the Governance Guidelines;

•	Call, coordinate and develop the agenda for and chair executive sessions of the Board’s independent directors; act as principal liaison between the independent directors and the CEO;

•	Work in conjunction with the Corporate Governance and Nominating Committee to identify for appointment the members of the various Board Committees, as well as selection of the Committee chairs;

•	Be available for consultation and direct communication with major shareholders in coordination with the CEO;

•	Make a commitment to serve in the role of Lead Director for a minimum of three years; and

•	Help set the tone for the highest standards of ethics and integrity.
Mr. Hachigian has been the Board’s Lead Director since December 2013.
Board Risk Oversight
The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us. The Board of Directors focuses on our general risk management strategy and the most significant risks we face and ensures that appropriate risk mitigation strategies are implemented by management. The full Board is responsible for considering strategic risks and succession planning and receives reports from each committee as to risk oversight within their areas of responsibility. The Board of Directors has delegated to its various committees the oversight of risk management practices for categories of risk relevant to their functions as follows:

•
The Audit and Finance Committee oversees risks associated with our systems of disclosure controls and internal controls over financial reporting, as well as our compliance with legal and regulatory requirements. The Audit and Finance Committee also oversees risks associated with foreign exchange, insurance, credit and debt.

•	The Compensation Committee considers risks related to the attraction and retention of talent and risks related to the design of compensation programs and arrangements.

•	The Corporate Governance and Nominating Committee oversees risks associated with sustainability.
We have appointed the Chief Financial Officer (“CFO”) as our Chief Risk Officer and, in that role, the Chief Risk Officer periodically reports on risk management policies and practices to the relevant Board Committee or to the full Board so that any decisions can be made as to any required changes in our risk management and mitigation strategies or in the Board’s oversight of these.
Finally, as part of its oversight of our executive compensation program, the Compensation Committee considers the impact of the executive compensation program and the incentives created by the compensation awards that it administers on our risk profile. In addition, we review all of our compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. When establishing our executive compensation program prior to the Spin-off, the Ingersoll Rand Compensation Committee concluded that the compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
Director Compensation and Stock Ownership
It is the policy of the Board of Directors that directors’ fees be the sole compensation received from us by any non-employee director, other than an initial grant of $50,000 of restricted stock units (“RSUs”) upon appointment to the Board of Directors. We have a director share ownership requirement of $210,000 of ordinary shares, which is equal to the directors’ annual retainer. Directors must purchase $50,000 of ordinary shares each year until the share ownership requirement is met. Directors are required to meet the share ownership requirement within five years of appointment to the Board of Directors.

Board Size and Composition
The Board of Directors consists of a substantial majority of independent, non-employee directors. In addition, our Corporate Governance Guidelines require that all members of the committees of the Board must be independent directors. The Board of Directors has the following three standing committees: Audit and Finance Committee, Compensation Committee and Corporate Governance and Nominating Committee. The Board of Directors has determined that each member of each of these committees is “independent” as defined in the NYSE listing standards and our Guidelines for Determining Independence of Directors. Each director, other than Mr. Schaffer, serves on each Board committee. We expect to rotate chairs of the committees periodically.
Board Diversity
Our policy on Board diversity relates to the selection of nominees for the Board of Directors. In selecting a nominee for the Board, the Corporate Governance and Nominating Committee considers the skills, expertise and background that would complement the existing Board and ensure that its members are of sufficiently diverse and independent backgrounds, recognizing that our businesses and operations are diverse and global in nature. The Board of Directors has one female director.
Board Advisors
The Board of Directors and its committees may, under their respective charters, retain their own advisors to assist in carrying out their responsibilities.
Executive Sessions
Our independent directors meet privately in regularly scheduled executive sessions, without management present, to consider such matters as the independent directors deem appropriate. These executive sessions are required to be held no less than twice each year.
Board Evaluation
The Corporate Governance and Nominating Committee assists the Board in evaluating its performance and the performance of the Board committees. Each committee also conducts an annual self-evaluation. The effectiveness of individual directors is considered each year when the directors stand for re-nomination.
Director Orientation and Education
We have developed an orientation program for new directors and provide continuing education for all directors. In addition, the directors are given full access to management and corporate staff as a means of providing additional information.
Director Nomination Process
The Corporate Governance and Nominating Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own or with the assistance of management, a search firm or others, identifies candidates with those qualifications. Each director, other than Mr. Schaffer, was identified by Ingersoll Rand, with the assistance of a search firm, and elected to the Board of Directors by our private shareholders prior to the Spin-off. Mr. Schaffer was nominated by the Corporate Governance and Nominating Committee following a review of candidates recommended by an unaffiliated third party that provides non-search services to us from time to time. In considering candidates, the Corporate Governance and Nominating Committee will take into account all factors it considers appropriate, including breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, diversity, leadership, and achievements and experience in matters affecting business and industry. The Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and believes that at a minimum each nominee should satisfy the following criteria: highest character and integrity, experience and understanding of strategy and policy-setting, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. Shareholders may recommend candidates for consideration for Board membership by sending the recommendation to the Corporate Governance and Nominating Committee, in care of the Secretary of the Company. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.
Application of Non-U.S. Corporate Governance Codes
Our corporate governance guidelines and general approach to corporate governance as reflected in our Memorandum and Articles of Association and our internal policies and procedures are guided by U.S. practice and applicable federal securities laws and regulations and NYSE requirements. Although we are an Irish public limited company, we are not listed on the Irish Stock Exchange and therefore are not subject to the listing rules of the Irish Stock Exchange or any of its governance standards or guidelines.

Director Independence
The Board of Directors has determined that all of our current directors, except Mr. Petratis, who is our CEO, are independent under the standards set forth in Exhibit I to our Corporate Governance Guidelines, which are consistent with the NYSE listing standards. In determining the independence of directors, the Board evaluated transactions between us and entities with which directors were affiliated that occurred in the ordinary course of business and that were provided on the same terms and conditions available to other customers. A copy of Exhibit I to our Corporate Governance Guidelines is available on our website, www.allegion.com, under the heading “About Allegion—Corporate Governance.”
Communications with Directors
Shareholders and other interested parties wishing to communicate with the Board of Directors, the non-employee directors or any individual director (including our Lead Director and Compensation Committee Chair) may do so either by sending a communication to the Board and/or a particular Board member, in care of the Secretary of the Company, or by e-mail at allegionboard@allegion.com. Depending upon the nature of the communication and to whom it is directed, the Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).
Code of Conduct
We have adopted a worldwide Code of Conduct, applicable to all employees, directors and officers, including our CEO, our CFO and our Controller. The Code of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, as well as the requirements of a “code of business conduct and ethics” under the NYSE listing standards. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. A copy of the Code of Conduct is available on our website located at www.allegion.com under the heading “About Allegion—Corporate Governance.” Amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to any of our directors and executive officers will be posted on our website.
Anti-Hedging Policy and Other Restrictions
We prohibit our directors and executive officers from (i) purchasing any financial instruments designed to hedge or offset any decrease in the market value of Company securities and (ii) engaging in any form of short-term speculative trading in Company securities. Directors and executive officers are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan unless the Senior Vice President and General Counsel provides pre-clearance after the director or executive officer clearly demonstrates the financial capability to repay the loan without resort to the pledged securities.
Committees of the Board
Audit and Finance Committee

Members:	Martin E. Welch, III (Chair)
Michael J. Chesser
Carla Cico
Kirk S. Hachigian
Dean I. Schaffer
Key Functions:

•
Review annual audited and quarterly financial statements, as well as disclosures under our “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” with management and the independent auditors.

•	Obtain and review periodic reports, at least annually, from management assessing the effectiveness of our internal controls and procedures for financial reporting.

•	Review our processes to assure compliance with all applicable laws, regulations and corporate policy.

•	Oversee risk related to our financial reporting and compliance with legal and regulatory requirements.

•
Recommend the accounting firm to be proposed for appointment by the shareholders as our independent auditors and review the performance of the independent auditors, including receipt of their annual independence statement.

•	Review the scope of the audit and the findings and approve the fees of the independent auditors.

•	Approve in advance permitted audit and non-audit services to be performed by the independent auditors.

•	Review proposed borrowings and issuances of securities and cash management policies.

•	Recommend to the Board of Directors the dividends to be paid on our ordinary shares.

•	Review periodic reports of the investment performance of our employee benefit plans.

The Board of Directors has determined that each member of the Audit and Finance Committee is “independent” for purposes of the applicable rules and regulations of the SEC, as defined in the NYSE listing standards and our Corporate Governance Guidelines and has determined that each member of the Audit and Finance Committee meets, or will meet within one year, the qualifications of a financial expert. The Board of Directors has determined that Mr. Welch meets the qualifications of an “audit committee financial expert” as that term is defined by rules of the SEC.
A copy of the charter of the Audit and Finance Committee is available on our website, www.allegion.com, under the heading “About Allegion—Corporate Governance.”
Compensation Committee

Members:	Michael J. Chesser (Chair)
Carla Cico
Kirk S. Hachigian
Martin E. Welch, III
Key Functions:

•	Establish executive compensation policies.

•	Approve the CEO’s compensation based on the evaluation by the Board of Directors of the CEO’s performance against the goals and objectives set by the Board of Directors.

•	Approve compensation of officers and key employees.

•	Review and approve executive compensation and benefit programs.

•	Administer our equity compensation plans.

•	Review and recommend significant changes in principal employee benefit programs.

•	Approve and oversee Compensation Committee consultants.
For a discussion concerning the processes and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis.”
The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined in the NYSE listing standards and our Corporate Governance Guidelines. In addition, the Board of Directors has determined that each member of the Compensation Committee qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Code.
A copy of the charter of the Compensation Committee is available on our website, www.allegion.com, under the heading “About Allegion—Corporate Governance.”
Corporate Governance and Nominating Committee

Members:	Kirk S. Hachigian (Chair)
Michael J. Chesser
Carla Cico
Dean I. Schaffer
Martin E. Welch, III
Key Functions:

•	Identify individuals qualified to become directors and recommend the candidates for all directorships.

•	Recommend individuals for election as officers.

•	Review our Corporate Governance Guidelines and make recommendations for changes.

•	Consider questions of independence and possible conflicts of interest of directors and executive officers.

•	Take a leadership role in shaping our corporate governance.

•	Oversee our sustainability efforts.
The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is “independent” as defined in the NYSE listing standards and our Corporate Governance Guidelines.
A copy of the charter of the Corporate Governance and Nominating Committee is available on our website, www.allegion.com, under the heading “About Allegion—Corporate Governance.”

Board, Committee and Annual Meeting Attendance
The Board of Directors and its committees held the following number of meetings during the fiscal year ended December 31, 2013:

Board	1
Audit and Finance Committee	1
Compensation Committee	1
Corporate Governance and Nominating Committee	1
Each incumbent director attended 100% of the total number of meetings of the Board of Directors and the committees on which he or she served during the year. The non-employee directors held one independent director meeting without management present during 2013. It is the Board’s general practice to hold independent director meetings in connection with regularly scheduled Board meetings.
We expect all Board members to attend the annual general meeting, but from time to time other commitments prevent all directors from attending the meeting. We did not hold an annual general meeting in 2013 because we did not become an independent public company until December 1, 2013.

Compensation of Directors
Director Compensation
Our director compensation program is designed to compensate non-employee directors fairly for work required for a company of our size and scope and align their interests with the long-term interests of our shareholders. The program reflects our desire to attract, retain and use the expertise of highly qualified people serving on our Board of Directors. The Corporate Governance and Nominating Committee periodically reviews the compensation level of our non-employee directors in consultation with the Committee’s independent compensation consultant and makes recommendations to the Board of Directors. Employee directors do not receive any additional compensation for serving as a director.
Our director compensation program for non-employee directors consists of the following elements:

Compensation Element	Compensation Value
Annual Cash Retainer	$210,000
Audit and Finance Committee Chair Cash Retainer	$15,000
Compensation Committee Chair Cash Retainer	$10,000
Corporate Governance and Nominating Committee Chair Retainer (unless also the Lead Director)	$8,000
Lead Director Cash Retainer (plus $5,000 if also the Corporate Governance and Nominating Committee Chair)	$20,000
Additional Meetings or Unscheduled Planning Session Fees *	$ 1,500 (per meeting or session)
Initial Grant of RSUs	$50,000

*
The Board has 5 regularly scheduled meetings each year. Each Committee, other than the Audit and Finance Committee, has at least 3 regularly scheduled meetings each year. The Audit and Finance Committee has 8 regularly scheduled meetings each year.

Share Ownership Requirement
To align the interests of directors with shareholders, the Board of Directors has adopted a requirement that each director invest $50,000 annually to acquire Company shares until they own ordinary shares with a value equal to their annual retainer of $210,000, calculated as of the date of acquisition.
2013 Director Compensation
The compensation paid or credited to our non-employee directors for the year ended December 31, 2013, is summarized in the table below. Mr. Schaffer did not serve as a director in 2013.

Name	Fees earned or paid in cash ($)	All Other Compensation ($)(a)	Total ($)
M. J. Chesser	—	50,034	50,034
C. Cico	—	50,034	50,034
K. S. Hachigian	—	50,034	50,034
M. E. Welch	—	50,034	50,034
____________________

(a)	The amounts in this column represent the one-time grant of RSUs to non-employee directors upon joining the Board.
For each non-employee director at December 31, 2013, the following table reflects unvested RSUs:

Name	Number of RSUs (#)
M. J. Chesser	1,193
C. Cico	1,193
K. S. Hachigian	1,193
M. E. Welch	1,193

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) describes the compensation philosophy and program provided to our NEOs in 2013, both prior to and following the Spin-off.
Our NEOs for 2013 are:

Allegion NEO	Allegion Position	Pre-Spin-off Ingersoll Rand Position
David D. Petratis	Chairman, President and CEO	N/A
Patrick S. Shannon	Senior Vice President and CFO	Vice President and Treasurer
Timothy P. Eckersley	Senior Vice President - Americas	President of Security Technologies - Commercial Americas
Barbara A. Santoro	Senior Vice President, General Counsel and Secretary	Vice President, Corporate Governance & Secretary
Feng (William) Yu	Senior Vice President - Asia Pacific	President of Security Technologies - Asia Pacific
Our residential and commercial security businesses were a part of Ingersoll Rand until the Spin-off on December 1, 2013. The strategic rationale for the Spin-off was to: (i) position Allegion and Ingersoll Rand to pursue a more focused strategy; (ii) allow the Board of Directors and management of each company to focus exclusively on the growth and expansion of their respective businesses; (iii) eliminate competition for capital between the companies while still allowing each company to preserve existing synergies; and (iv) provide investors with a more targeted investment opportunity.
Prior to the Spin-off, our NEOs were employees of Ingersoll Rand and their compensation was determined by the Ingersoll Rand Compensation Committee. As such, the CD&A discusses Ingersoll Rand’s historical compensation program, philosophy and design principles on which 2013 compensation decisions for the NEOs were made. Where compensation decisions have been made following the Spin-off in 2013 and with respect to 2014, we have included a description of those decisions in order to provide a clear picture of Allegion’s compensation philosophy following the Spin-off.
This discussion and analysis is divided into the following sections:
I.    Executive Summary
II.    Compensation Philosophy and Design Principles
III.    Elements of Executive Compensation and Compensation Paid to NEOs in 2013
IV.    Other Compensation and Tax Matters

I.	Executive Summary
In this section, we highlight 2013 performance and key actions that our Compensation Committee took to support our strategic priorities and to effectively align the interests of our NEOs with shareholders. We also include a summary of changes that our Compensation Committee made following the Spin-off to our executive compensation program.
2013 Performance
The incentive compensation targets for our NEOs for 2013 were established by the Ingersoll Rand Compensation Committee prior to the Spin-off and payout was based on achievement of financial performance metrics that included Allegion for the full-year. Ingersoll Rand achieved the following strong financial performance in 2013:

•	Adjusted annual revenue (“Revenue”) of $14.509 billion, an increase of 3% over 2012;

•	Adjusted operating income (“OI”) of $1.639 billion, an increase of 8% over 2012;

•	Adjusted OI margin (“OI Margin”) of 11.3%, an increase of 0.5 percentage points from 10.8% in 2012;

•	Adjusted available cash flow (“Cash Flow”) of $1.153 billion, an increase of 14% over 2012;

•	Adjusted earnings per share (“EPS”) of $3.63 excluding one-time spin related expense, an increase of 10% over 2012; and

•	3-year EPS growth (2011 - 2013) of 68.1%, which ranks at approximately the 75th percentile of the companies in the S&P 500 Industrials Index.
The Spin-off was completed on December 1, 2013.  As a result, adjustments to Ingersoll Rand’s full year 2013 results were necessary to include Allegion’s December results in order to ensure that performance under Ingersoll Rand’s 2013 Annual Incentive Matrix (“AIM”) program and its 2011 - 2013 Performance Share Plan (“PSP”) program were measured on a basis consistent with how performance goals were established.

For Ingersoll Rand’s 2013 AIM, performance was measured using full year financial results adjusted to reflect the organizational structure in place at the time that performance objectives were approved by the Ingersoll Rand Compensation Committee in February 2013 and to exclude one-time costs associated with the Spin-off and Ingersoll Rand’s reorganization.  Based on adjusted 2013 results for Revenue, OI, Cash Flow and OI margin, Ingersoll Rand achieved an AIM financial score of 124.6 % of target for the enterprise, 138.1% of target for Security Technologies, 145.2% for Security Technologies - Commercial Americas and 99.8% for Security Technologies - Asia Pacific.
In connection with the hiring of Mr. Petratis on August 5, 2013, the Ingersoll Rand Compensation Committee established certain Allegion performance targets that were required to be achieved prior to Mr. Petratis receiving an incentive award for 2013. Based on 2013 performance, our Compensation Committee determined that Mr. Petratis achieved 194% of target.
2013 Allegion Compensation Committee Actions
Following the Spin-off, our Compensation Committee took the following actions to align the interests of our NEOs with shareholders:

•	Selected Meridian Compensation Partners, LLC as its independent compensation advisor;

•	Amended the Compensation Committee Charter to strengthen the Compensation Committee’s oversight of executive compensation;

•	Developed Allegion’s compensation and performance benchmarking peer groups;

•	Revised the stock ownership guidelines;

•	Amended the Company’s compensation program; and

•	Approved a Founder’s Grant for key employees.
Overview of 2013 NEO Target Compensation
The following charts summarize our NEO’s target compensation in 2013 both before and after the Spin-off:
Pre Spin-Off

NEO	Base Salary ($)	Annual Incentive Target Value ($)	Long-term Incentive Target Value ($)	Total Target Compensation ($)
D. D. Petratis (1)	900,000	990,000	3,000,000	4,890,000
P. S. Shannon	370,000	222,000	400,000	992,000
T. P. Eckersley	408,807	245,284	380,000	1,034,091
B. A. Santoro	318,300	175,065	270,000	763,365
F. W. Yu	344,630	172,315	100,000	616,945

(1)	Mr. Petratis’s target compensation is shown on an annualized basis.
Post Spin-Off

NEO	Base Salary ($)	Annual Incentive Target Value ($)	Long-term Incentive Target Value ($)	Total Target Compensation ($)
D. D. Petratis (1)	900,000	990,000	3,000,000	4,890,000
P. S. Shannon	425,000	297,500	650,000	1,372,500
T. P. Eckersley	408,807	245,284	380,000	1,034,091
B. A. Santoro	350,000	227,500	375,000	952,500
F. W. Yu	344,630	172,315	100,000	616,945

(1)	Mr. Petratis’s target compensation is shown on an annualized basis.

Overall Pay Mix

As illustrated in the charts below, significant emphasis has been placed on variable compensation (short- and long-term) so that a substantial percentage of each NEO’s total direct compensation is contingent on the successful achievement of our short-term and long-term goals.

CEO Pay Mix	Other NEO Pay Mix

CEO		Other NEOs
Fixed	19%	Fixed	38%
Variable	81%	Variable	62%
II.     Compensation Philosophy and Design Principles
Compensation Philosophy and Executive Compensation Program Objectives
The objective of Ingersoll Rand’s executive compensation program is to enable the attraction, retention and to focus the talents and energies of executives who are capable of meeting Ingersoll Rand’s current and future goals, most notably the creation of sustainable shareholder value. The compensation program and decisions are driven by these objectives. As Ingersoll Rand operates in an ever-changing environment that is impacted by economic, technological, regulatory and competitive factors, the Ingersoll Rand Compensation Committee considers these and other factors in its process of determining the type of compensation and benefit programs to offer, as well as setting specific performance targets for incentive awards.
The design principles that govern Ingersoll Rand’s executive compensation program are:

1.	Program competitiveness

2.	Pay for performance

3.	Mix of short and long-term incentives

4.	Internal parity

5.	Shareholder aligned

6.	Business strategy aligned
Going Forward
Our executive compensation program is designed to create a pay-for-performance culture by aligning the compensation program to the achievement of Allegion’s strategic objectives and with shareholder interests. Our strategic priorities are: (i) expand in core markets; (ii) opportunistic acquisitions; (iii) operational excellence; (iv) innovation in existing and new product categories; and (v) growth in emerging markets. We strive to provide our NEOs with a compensation package that is market competitive within our industry and recognizes and rewards superior individual and company performance.

The following are the primary objectives of our executive compensation program and the guiding principles for setting and awarding executive compensation:

•
Create and reinforce our pay-for-performance culture: The compensation program should pay for performance. Exceptional performance should result in increased compensation; missing performance goals should result in reduced incentive pay.

•
Align the interests of management with our shareholders: To better align the interests of management with the interests of shareholders, a significant portion of executive compensation should be equity based, and stock ownership guidelines should be utilized to better ensure a focus on long-term, sustainable growth.

•
Attract, retain and motivate executive talent by providing competitive levels of salary and targeted total pay: Compensation should be competitive with those organizations with which we compete for top talent. That would include organizations in our industry sectors of similar size and scale to Allegion.

•
Provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk: Incentive compensation should help drive business strategy. The compensation program should encourage both the desired results and the right behaviors. It should help drive business strategy and strike a balance between short-term and long-term performance, while incorporating risk-mitigating design features to ensure that excessive risk is not encouraged.

•
Integrate with our performance management process of goal setting and formal evaluation: Target level goals should be aligned with the strategy and the operating budget, and be considered stretch yet achievable, as appropriately established, for each year.

Role of the Compensation Committee and Independent Adviser
For 2013, the Ingersoll Rand Compensation Committee oversaw the compensation plans and policies, administered equity-based programs and reviewed and approved all forms of compensation relating to our officers, including our NEOs. The Ingersoll Rand Compensation Committee exclusively decided the elements and the amounts of compensation to be awarded to the Ingersoll Rand CEO and considered recommendations from the CEO related to other Ingersoll Rand officers. In addition, the Ingersoll Rand Compensation Committee was responsible for reviewing and approving amendments to executive compensation and benefit plans and for reviewing broad-based employee benefit plans and making recommendations to the Ingersoll Rand Board of Directors for significant amendments to, or termination of, such plans. The Ingersoll Rand CEO reviewed and approved all compensation decisions for the direct reports of his direct reports.
The Ingersoll Rand Compensation Committee has the authority to retain an independent adviser for the purpose of reviewing and providing guidance related to our executive compensation and benefit programs and is directly responsible for the compensation and oversight of the independent adviser. For 2013, the Ingersoll Rand Compensation Committee engaged Hay Group, Inc. (“Hay Group”) to serve as its independent adviser. Hay Group also provided the Ingersoll Rand Corporate Governance and Nominating Committee advice on director compensation matters. The Ingersoll Rand Compensation Committee evaluated whether any work provided by Hay Group raised any conflict of interest and determined that it did not.
In anticipation of the Spin-off, the Ingersoll Rand Compensation Committee played an active oversight role in the design of our executive compensation program, approving and recommending to our Compensation Committee and our Board of Directors certain actions with respect to our post-Spin-off executive officers. These recommendations, which were ratified by our Board of Directors, included the levels of compensation of our NEOs following the Spin-off, including base salary, target annual incentive award and target long-term incentive award values.
Going Forward
Our Compensation Committee has the authority to obtain advice and assistance from advisors and to determine their fees and terms of engagement. In 2013, the Compensation Committee engaged Meridian Compensation Partners, LLC (the “Consultant”) as its compensation consultant. In connection with this engagement, the Compensation Committee evaluated the Consultant’s independence and determined the Consultant was independent from management. The Compensation Committee did not engage any other advisor in 2013.
The Consultant provides advice to the Compensation Committee on our compensation program for executive officers and incentive programs for eligible employees. The Consultant may also provide our Corporate Governance and Nominating Committee advice on director compensation matters. The Consultant does not provide any services to the Company. The Compensation Committee evaluated whether any work provided by the Consultant raised any conflict of interest and determined that it did not.

Maintaining Best Practices Regarding Executive Compensation
Going Forward
Our Compensation Committee intends to compensate our NEOs effectively and consistent with the objectives and guiding principles outlined above. We have adopted the following compensation practices, which are intended to promote strong governance and alignment with shareholder interests:

Compensation Committee Practices
Independence of Committee members
Committee members satisfy the NYSE independence standards, are “non-employee directors” under SEC rules and satisfy the requirements of an “outside director” for purposes the Internal Revenue Code (the “Code”).

Independent Compensation Consultant	The Compensation Committee reviewed independence criteria and determined that its compensation consultant is independent.
Annual risk assessment
The Compensation Committee will annually assess the materiality and likelihood of our executive compensation program to ensure that its plans and awards are designed and working in a way to not encourage excessive risk taking.

Executive Compensation Practices
Compensation at Risk	We grant a high percentage of at-risk compensation. We believe this is essential to creating a culture of pay-for-performance.
Target Pay at the Median Level
We target all components of pay to be at or near the median level of the Compensation Benchmarking Group (as defined below) and allow performance (both operational and shareholder return) to determine actual or realized pay. Actual pay may be above or below the target median based on performance.

Mitigate Undue Risk
We mitigate undue risk in our compensation program by instituting governance policies such as capping potential payments, instituting clawback provisions, utilizing multiple performance metrics, striking a balance between short and long-term incentives and cash and stock ownership requirements.

Stock Ownership Guidelines	The Compensation Committee has adopted stock ownership guidelines for the CEO and his direct reports. The ownership guidelines are detailed in Section “IV. Other Compensation and Tax Matters.”
Clawback Policy
We have the right to seek to recoup all or part of annual cash incentives or performance share units (“PSUs”) that relate to a performance period beginning after January 1, 2014 if there is a: (1) significant or material restatement of our financial statements covering any of the three fiscal years preceding the grant or payment, or (2) a restatement of our financial statements for any such year which results from fraud or willful misconduct committed by an award holder.

Anti-Hedging and Pledging Policy
We prohibit our executive officers from hedging Allegion securities. Pledging is permitted in limited circumstances where the executive officer can demonstrate the financial ability to repay the loan without resort to the pledged securities.

“Double triggers” in change in control agreements
The NEOs and other executive officers do not receive change in control benefits unless their employment is terminated without cause (or by the executive for good reason) within a specified period following a change in control.

No tax gross ups on change in control benefits	The NEOs and other executive officers are not entitled to tax gross ups in the event that their change in control benefits are subject to the “golden parachute” excise tax under the Code.

Composition and Purpose of the Compensation Benchmarking Peer Group
Prior to the Spin-Off, the Ingersoll Rand Compensation Committee annually compared its compensation program with the following companies (“Ingersoll Rand Compensation Survey Group”):

3M	Eaton Corp	Johnson Controls Inc.	Pentair
Cummins, Inc.	Emerson Electric	Paccar Inc.	Stanley Black & Decker
Danaher Corp	Honeywell International	Parker Hannifin Corp	Textron
Dover	Illinois Tool Works	PPG Industries	Tyco International

In anticipation of the Spin-off, the Ingersoll Rand Compensation Committee reviewed the Ingersoll Rand Compensation Survey Group and determined it would not accurately reflect our market competitors. Based on this evaluation, the Ingersoll Rand Compensation Committee approved the new compensation benchmarking group for Allegion set forth below (the “Spin-off Compensation Benchmarking Group”), consisting of companies with the following attributes:

•	Similar business (products and markets);

•	Similar revenue size and market capitalization;

•	Executive positions similar in breadth, complexity and scope of responsibility; and

•	Competitors for executive talent.

ADT Corp	Diebold Inc.	Griffon Corp
Brady	Enersys	Quanex Building Products
Brinks Co	Enpro Industries, Inc.	ScanSource, Inc.
CACI International	Flir Systems	Steelcase Inc.
Checkpoint Systems	Fortune Brands Home & Security
Going Forward
Our Compensation Committee reviewed the Spin-off Compensation Benchmarking Group and determined, in consultation with its consultant, to increase the number of companies in our peer group to give the Compensation Committee a peer group that more broadly represents who we compete with for executive talent. Our Compensation Committee will use this peer group to review and evaluate executive compensation levels and practices and as the primary compensation benchmark peer group. This compensation peer group is comprised of the following 30 U.S. listed publicly-traded companies that have comparable revenue and/or industries that fit with our lines of business (the “Allegion Compensation Benchmarking Group”):

ADT Corp	Diebold Inc.	ITT Corp	Regal-Beloit Corp
Apogee Enterprises, Inc.	Donaldson Co.	Lennox International Inc.	Roper Industries Inc.
Armstrong World Industries	Enersys	Masco Corp	ScanSource, Inc.
Brady	Enpro Industries, Inc.	NCI Building Systems Inc.	A.O. Smith Corp
Brinks Co.	Esterline Technologies Corp	Nortek Inc.	Steelcase Inc.
Builder’s FirstSource	Flir Systems	Ply Gem Holdings Inc.	USG Corp
CACI International	Fortune Brands Home & Security	Quanex Building Products	Valmont Industries Inc.
Checkpoint Systems	Griffon Corp
Our Compensation Committee will review the Allegion Compensation Benchmarking Group on an annual basis and determine whether any changes are appropriate.
Composition and Purpose of the Performance Peer Group
The Ingersoll Rand Compensation Committee uses a performance peer group to evaluate the linkage of pay and performance and for determining the relative Total Shareholder Return (“TSR”) and relative EPS measures in the PSP. For awards granted prior to the Spin-off, the Ingersoll Rand Compensation Committee utilized the S&P 500 Industrial Index to evaluate performance.
Going Forward
We will continue to utilize a performance peer group. Our Compensation Committee adopted a new performance peer group consisting of the companies in the S&P 400 Capital Goods Index (the “Allegion Performance Peer Group”). Our Allegion Performance Peer Group will be used for assessing relative TSR performance for post Spin-off periods.

III.    Elements of Executive Compensation and Compensation Paid to NEOs in 2013
Summary of Elements of Executive Compensation
The following table summarizes the elements, objectives, and other key features of Ingersoll Rand’s total direct compensation program for officers.

Element	Objective of Element including Risk Mitigation Factors	Key Features Relative to NEOs
Base Salary	To provide a sufficient and stable source of cash compensation.	Targeted, on average, at the 50th percentile of our peer group. Future adjustments are determined based on an evaluation of the executive’s proficiency in fulfilling his or her responsibilities.
Annual Incentive Matrix Program
To serve as an annual cash award based on the achievement of pre-established performance objectives.

Structured to take into consideration the unique needs of the various businesses.

Amount of compensation earned cannot exceed a maximum payout of 200% of individual target levels and is also subject to a claw-back in the event of a financial restatement.

Officers have an AIM target expressed as a percentage of base salary. Targets are set based on the compensation levels of similar jobs in comparable companies, as well as on the officer’s experience and proficiency level in performing the duties of the role.

Actual AIM payouts are dependent on business and/or enterprise financial performance and individual performance. The financial metrics used to determine the awards for 2013 were Revenue, OI, and Cash Flow, modified up or down based on OI Margin performance.

Performance Share Program
To serve as a long-term incentive based on the achievement of pre-established performance objectives relative to companies in the S&P 500 Industrials Index.

To promote long-term strategic planning and discourage an overemphasis on attaining short-term goals.

Amount earned cannot exceed a maximum payout of 200% of individual target levels and is also subject to a claw-back in the event of a financial restatement.

Earned over a 3-year performance period.

Equity earned is based on our EPS growth (from continuing operations) relative to the companies in the S&P 500 Industrials Index for awards granted through 2011.

Beginning in 2012, equity earned is based on relative TSR and relative EPS growth compared to companies within the S&P 500 Industrials Index (with equal weight given to each metric).

Actual value of the PSP shares earned depends on our share price at the time of payment.

Stock Options/Restricted Stock Units	Aligns the interests of the NEOs and shareholders. Awards provide a balanced approach between risk and retention. Awards are subject to a claw-back in the event of a financial restatement.
Stock options and RSUs are granted annually, with stock options having an exercise price equal to the fair market value of ordinary shares on the date of grant.

Both stock options and RSUs typically vest ratably over three years, one third per year.

Stock options expire on the 10th anniversary (less one day) of the grant date (unless employment terminates sooner).

Going Forward
The following table summarizes the key elements of our executive compensation program:

Category	Specific Award	Description
Cash Compensation	Base Salary
Targeted, on average, at the 50th percentile of our peer group.
Reviewed annually and adjusted depending on individual performance, market data, internal pay equity and Company and/or region performance.

Annual Incentive
Cash payment determined based upon achievement of pre-established performance goals.
Target payment for each NEO expressed as a percentage of base salary. Actual payouts of annual incentives can range from 0% to 200% of target, based upon the achievement of performance goals.
Performance goals for corporate officers were based upon total Company performance. Performance goals for region Presidents are based on a combination of Company performance and their region’s performance.

Equity Compensation	PSUs
Equity awards that pay out in Company ordinary shares if specified performance goals for cumulative EPS (weighted 50%) and relative TSR compared to companies within the S&P 400 Capital Goods Index (weighted 50%) for the period are met.
The PSUs are earned at the end of the applicable performance period, subject to achievement of performance goals.

	RSUs	Time-vested awards paid in shares of Company ordinary shares. The RSUs vest in three equal annual installments.
	Stock Options	Options are granted with an exercise price equal to fair market value and become exercisable in three equal annual installments that expire ten years after the grant date.
Non-Cash Compensation	Minimal	Limited non-cash benefits provided to certain employees, including an auto allowance, executive health reimbursement, financial counseling reimbursement and executive long-term disability.
Compensation Provided to NEOs in 2013
Base Salary
During 2013, the Ingersoll Rand Compensation Committee determined that two of our NEOs, Mr. Shannon and Ms. Santoro, should receive an increase in base salary following the Spin-off to reflect their new roles and increased responsibilities with Allegion. These salary increases were approved by our Board of Directors and became effective on December 1, 2013 as noted in the table below:

NEO	2012 Base Salary ($)	2013 Pre-Spin-off Base Salary ($)	Post-Spin-off Base Salary ($)	Increase ($)
D. D. Petratis (1)	—	900,000	900,000	—%
P. S. Shannon (2)	370,000	381,500	425,000	15%
T. P Eckersley (3)	396,900	408,807	408,807	3%
B. A. Santoro (4)	309,000	318,300	350,000	13%
F. W. Yu (5)	296,067	344,630	344,630	16%

(1)	Mr. Petratis was hired on August 5, 2013.

(2)	Mr. Shannon received a lump sum merit payment of $11,500 in February 2013 and a promotional increase of 11% effective on December 1, 2013.

(3)	Mr. Eckersley received a merit increase of 3% in February 2013.

(4)	Ms. Santoro received a merit increase of 3% in February 2013 and a promotional increase of 10% effective on December 1, 2013.

(5)	Mr. Yu received an increase of 16% which reflects prior year’s performance and cost of living in China.

Our Compensation Committee will review the base salaries of our NEOs annually to determine whether they adequately reward our NEOs for their services and remain competitive in the market for talent based on a comparison to executives in the Allegion Compensation Benchmarking Group who have similar roles and responsibilities. It is our Compensation Committee’s philosophy that NEOs will not receive automatic annual merit increases. The Compensation Committee will consider a NEO’s experience, proficiency, performance and potential to impact future business results, as well as behavior against competencies and key enterprise values, in making future base salary decisions.
Annual Cash Incentives
Annual Incentive Target Opportunities
In February 2013, Ingersoll Rand established the annual incentive opportunities for our NEOs, other than Mr. Petratis. Mr. Petratis’s target opportunity was established in connection with his hiring in August 2013. During 2013, the Ingersoll Rand Compensation Committee determined that two of our NEOs, Mr. Shannon and Ms. Santoro, should receive an increase in target annual incentive opportunity following the Spin-off to reflect their new roles and increased responsibilities with Allegion. These increases were approved by our Board and are effective, proratably from December 1, 2013, as noted in the table below:

	Annual Bonus Target Opportunity (As a % of Salary)
NEO	2012	2013 Pre-Spin-off	Post-Spin-off	Target % Increase
D. D. Petratis	—%	110%	110%	—%
P. S. Shannon	60%	60%	70%	17%
T. P. Eckersley	60%	60%	60%	—%
B. A. Santoro	55%	55%	65%	18%
F. W. Yu	50%	50%	50%	—%
Our Compensation Committee will review the target annual incentive opportunities of our NEOs annually to determine whether they adequately reward our executives for their services and remain competitive in the market for talent.
CEO 2013 Annual Cash Incentive Award
In connection with the hiring of Mr. Petratis, the Ingersoll Rand Compensation Committee established an annual incentive plan to reward the achievement of the following financial metrics:

	Performance Levels and Goals ($ millions)
Metric	Target	Maximum
Revenue	$2,109.1	$2,132.6
Operating Income	$397.3	$410.8
Operating Income %	18.8%	19.3%
Cash Flow	$378.0	$390.4
The Ingersoll Rand Compensation Committee established Mr. Petratis’s target 2013 annual incentive at $412,500 for the period worked beginning in August 2013, which represents the prorated target bonus of $990,000. Payout of Mr. Petratis’s annual incentive award opportunity ranges from 0% to 200% of the target amount. The Compensation Committee will also evaluate Mr. Petratis’s individual performance and assign him a score ranging from 0% to 150%.
Ingersoll Rand’s Annual Incentive Matrix Program
The NEOs annual cash incentives were determined based on their participation in the Ingersoll Rand AIM program for 2013 and approved by our Compensation Committee. Ingersoll Rand’s annual cash incentive program is designed to reward executives for profitable Revenue growth, the delivery of strong Cash Flow and individual contributions. Individual AIM payouts are calculated as the product of a financial performance score and an individual performance score, both of which are based on achievement relative to pre-established performance objectives adopted by the Compensation Committee.
For 2013, the AIM program was redesigned to better align growth and profitability as well as to improve the alignment of payouts with performance. This change replaced the 2012 “matrix” approach, which was based on the relationship between Revenue and OI percent modified by Cash Flow performance. The new design utilizes the same core performance metrics of Revenue, OI and Cash Flow, with each metric equally weighted. OI margin remains a focus, acting as a modifier to the funded portion of awards. We believe that the 2013 AIM design provides participants with greater clarity on how they can generate incentive opportunity based on strong performance relative to each metric. The Ingersoll Rand Compensation Committee designed the 2013 AIM program to avoid excessive risk taking by limiting incentive opportunity if performance results are not balanced relative to the other two metrics.
Financial performance: The AIM incentive opportunity is tied to established goals for three performance metrics (“Core Financial Metrics”): Revenue, OI, and Cash Flow. Each of these Core Financial Metrics are equally weighted (33.33%) with incentives independently calculated, as a percent of target, for each metric based on performance results relative to pre-established threshold, target, and maximum performance levels. Threshold performance for each metric must be achieved in order for any incentive to be payable for that metric. The financial AIM payout is the sum of the calculated payout percentage for each metric, adjusted by an OI margin percentage multiplier (“Multiplier”), which can range from 85% to 115%.
The Ingersoll Rand Compensation Committee retains the authority to adjust Ingersoll Rand’s reported financial results for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring gains or losses, including significant differences from the assumptions contained in the financial plan upon which the incentive targets were established. Adjustments to reported financial results are intended to better reflect executives’ line of sight and ability to affect performance results, align award payments with decisions which support the Annual Operating Plan (“AOP”), avoid artificial inflation or deflation of awards due to unusual or non-recurring items in the applicable period and emphasize Ingersoll Rand’s preference for long-term and sustainable growth.
The 2013 AIM metrics, goals, and weightings are presented in the table below:

	Pre-Established Financial Targets ($ million)			Payout as % of Target	OI Margin	OI Margin Multiplier
	Revenue	OI	Cash Flow
Ingersoll Rand Enterprise
Threshold	$13,680.0	$1,485.0	$990.0	30%	10.9%	85%
Target	$14,400.0	$1,650.0	$1,100.0	100%	11.5%	100%
Maximum	$14,760.0	$1,794.0	$1,200.0	200%	12.2%	115%
Security Technologies
Threshold	$1,508.6	$292.5	$281.7	30%	19.4%	85%
Target	$1,588.0	$325.0	$313.0	100%	20.5%	100%
Maximum	$1,627.7	$354.0	$341.0	200%	21.7%	115%
Security Technologies - Commercial Americas
Threshold	$944.0	$273.6	$273.7	30%	19.4%	85%
Target	$993.7	$304.4	$300.2	100%	20.5%	100%
Maximum	$1,018.3	$329.8	$326.4	200%	21.7%	115%
Security Technologies - Asia Pacific
Threshold	$158.4	$8.2	$(18.2)	30%	19.4%	85%
Target	$166.6	$9.1	$(16.5)	100%	20.5%	100%
Maximum	$170.8	$9.9	$(15.1)	200%	21.7%	115%

AIM performance metrics are aligned with individuals’ line of sight and scope of impact. Executives serving in a corporate level role are measured based on the enterprise financial metrics. The business unit Presidents (Messrs. Eckersley and Yu) are measured based on a combination of enterprise financial objectives, sector financial objectives and applicable business unit financial objectives. We believe this combination focuses business unit Presidents on achieving the pre-established objectives for their sector and their business unit as well as aligning their interests with enterprise goals to help create sustainable shareholder value.

	Sector Weighting
NEOs	Ingersoll Rand Enterprise	Security Technologies	Security Technologies - Commercial Americas	Security Technologies - Asia Pacific
P. S. Shannon	100%
T. P. Eckersley	35%	35%	30%
B. A. Santoro	100%
F. W. Yu	35%	35%		30%

Individual performance: Individual objectives are established annually and include strategic initiatives with both financial and non-financial metrics. Participants are evaluated based upon non-financial metrics including core competencies. At the end of the fiscal year, the CEO evaluates performance against the pre-established individual objectives for officers other than himself and submits a recommendation to the Compensation Committee. The Board evaluates the CEO’s performance against his pre-established individual objectives. Based on the Board’s evaluation of the CEO and the CEO’s recommendation, the Compensation Committee determines the individual performance score for each officer, which can range from 0% to 150%. For 2013, the individual performance rating for each NEO was:

NEO	Individual Performance Ratings
P. S. Shannon	125%
T. P. Eckersley	115%
B. A. Santoro	105%
F. W. Yu	110%
Determination of Payout
CEO 2013 Annual Cash Incentive Award Payout
Our Compensation Committee evaluated Mr. Petratis’s individual performance and his performance against the financial metrics pre-established by the Ingersoll Rand Compensation Committee. Based on its review, our Compensation Committee determined Mr. Petratis achieved an individual performance rating of 115% and his bonus be awarded at the “maximum” level based on the actual performance of Allegion for 2013:

	Performance Levels ($ millions)
Metric	Actual Performance	Resulting Rating
Revenue	$2,117.2	Maximum
Operating Income	$412.4	Maximum
Operating Income %	19.5%	Maximum
Cash Flow	$466.7	Maximum
Annual Incentive Matrix Payout
The actual AIM payout is determined by multiplying the individual target award by the financial performance score and multiplying that result by the individual performance score. AIM payouts cannot exceed 200% of the target award. The NEO payouts were determined based on the achievement of the goals pre-established by the Ingersoll Rand Compensation Committee.
To ensure that performance under the 2013 AIM was measured on a full year basis consistent with how 2013 performance goals were established, 2013 performance for AIM payout determinations was calculated based on full year 2013 financial results to reflect the organizational structure in place at the time that performance objectives were approved by the Ingersoll Rand Compensation Committee in February 2013, prior to the Spin-off. Therefore, for purposes of measuring 2013 performance, the full year financial results for the Ingersoll Rand enterprise include full year financial results for Allegion. One-time expenses associated with the Spin-off were excluded from calculation of 2013 financial results.
In addition, in determining the achievement of the 2013 AIM financial goals for the Ingersoll Rand enterprise, the Ingersoll Rand Compensation Committee made the following adjustments: (a) adjusted OI downward to reflect only the net after tax benefit excluding the non-controlling interest from the sale of the Fu Hsing facilities in China, (b) adjusted Revenue upward to reflect revenue not recognized for customer orders placed directly with the Taiwan Fu Hsing manufacturing entities following dissolution of the joint venture, (c) adjusted Revenue upward to offset the detrimental impact of a change in the accounting approach for jobs sold through independent offices, and (d) adjusted Revenue, OI and Cash Flow upward to offset the impact of flood damage to facilities in Shanghai, China. These adjustments were made to align 2013 AIM incentive awards and performance for the year taking into consideration the impact of certain events not contemplated when 2013 AIM performance objectives were established. Prior to the Ingersoll Rand Compensation Committee making these adjustments they were also reviewed with the Ingersoll Rand Audit Committee. Our Compensation Committee reviewed the adjusted results approved by the Ingersoll Rand Compensation Committee and approved them with one exception. Our Compensation Committee accepted our management’s proposal to cap the Taiwan Fu Hsing adjustments for Security Technologies, which decreased the financial score from 143.65% to 138.10%.

The table below shows the actual adjusted performance for the Ingersoll Rand enterprise, Security Technologies, Security Technologies - Commercial Americas and the Security Technology - Asia Pacific for 2013 compared to the pre-established financial performance targets.

	Financial Targets	Adjusted Financial Performance	Payout as a % of Target	Aggregate Payout as % of Target	OI Margin Multiplier	AIM Financial Payout
Ingersoll Rand Enterprise
Revenue	$14,400.0	$14,509.0	141.5%	130.0%	95.9%	124.6%
OI	$1,650.0	$1,639.0	95.2%
Cash Flow	$1,100.0	$1,153.0	153.2%
OI Margin	11.5%	11.3%	N/A
Security Technologies
Revenue	$1,588.0	$1,575.0	88.5%	138.2%	99.9%	138.1%
OI	$325.0	$330.3	126.5%
Cash Flow	$313.0	$358.8	200.0%
OI Margin	20.5%	20.5%	N/A
Security Technologies - Commercial Americas
Revenue	$993.7	$996.2	113.7%	145.3%	99.9%	145.2%
OI	$304.4	$307.9	122.7%
Cash Flow	$300.2	$335.6	200.0%
OI Margin	20.5%	20.5%	N/A
Security Technologies - Asia Pacific
Revenue	$166.6	$153.5	—%	99.9%	99.9%	99.8%
OI	$9.1	$12.1	100.0%
Cash Flow	$(16.5)	$(13.4)	200.0%
OI Margin	20.5%	20.5%	N/A
2013 Payouts to NEOs
Our Compensation Committee approved the following annual cash incentive awards for our NEOs based on achieving both the 2013 financial and individual objectives:

NEO	Target Incentive as a % of Base Salary (%)	Target Bonus Amount ($)	Actual Bonus Paid ($)
D. D. Petratis	110%	412,500 (1)	800,000
P. S. Shannon	70%	297,500	355,749
T. P. Eckersley	60%	245,284	382,228
B. A. Santoro	65%	227,500	234,862
F. W. Yu	50%	172,315	231,029
(1) Represents a pro-rated target amount based on an annual target of $990,000.
Transition Bonus
In recognition of the critical nature of the role and assistance required in implementing the Spin-off and to retain critical talent during the transition period, Ingersoll Rand granted certain of our NEOs a transition cash bonus to be paid 50% on the effective date of the Spin-off and 50% on the first anniversary of that date. To be eligible for a payment, individuals must be actively employed by us on each of the payment dates. This bonus was contingent on the Spin-off actually taking place, with no transition bonus paid if the Spin-off was not completed. The following transition awards were granted to our NEOs:

Name	Transition Bonus ($)	Paid in 2013 ($)
P. S. Shannon	150,000	75,000
T. P. Eckersley	400,000	200,000
B. A. Santoro	150,000	75,000
F. W. Yu	300,000	150,000

Long-Term Incentive Program
Long-term Incentive (“LTI”) Target Opportunities
During 2013, the Ingersoll Rand Compensation Committee determined that two of our NEOs, Mr. Shannon and Ms. Santoro, should receive an increase in target LTI opportunity following the Spin-off to reflect their new roles and increased responsibilities with Allegion. These increases were approved by our Board and are effective as of December 1, 2013 as noted in the table below:

NEO	Pre-Spin Target LTI Opportunity ($)	Post-Spin 2013 Target LTI Opportunity ($)	Increase (%)
D. D. Petratis	3,000,000	3,000,000	—%
P. S. Shannon	400,000	650,000	63%
T. P. Eckersley	380,000	380,000	—%
B. A. Santoro	270,000	375,000	39%
F. W. Yu	100,000	100,000	—%

Ingersoll Rand’s Long-Term Incentive Program
Ingersoll Rand’s long-term incentive program is comprised of stock options, RSUs and PSUs and is designed to align the executives’ interests with the interests of shareholders. This approach aligns long-term strategies with the best interest of shareholders.
Performance Share Program: The Ingersoll Rand PSP is an equity-based incentive compensation program that provides executives with an opportunity to earn PSUs based on Ingersoll Rand’s performance relative to other companies in the S&P 500 Industrials Index. For awards granted prior to 2012, PSUs are earned based on Ingersoll Rand’s relative EPS growth (from continuing operations) as compared to the companies within the S&P 500 Industrials Index over a three-year performance period. For awards granted in 2013, PSUs are earned based equally on Ingersoll Rand’s relative EPS growth (from continuing operations) and TSR as compared to the companies within the S&P 500 Industrials Index over a three-year performance period. The actual number of PSUs earned for grants made in 2013 (which can range from 0% to 200% of target) is based on the following criteria:

Ingersoll Rand’s Performance Relative to the Companies within the S&P 500 Industrials Index	% of Target PSUs Earned*
< 25th Percentile	No Awards Earned
25th Percentile	25%
50th Percentile	50%
≥ 75th Percentile	100%
* Results are interpolated between percentiles achieved.
PSU target awards are set by assessing competitive market values for executives in the Ingersoll Rand Compensation Survey Group that have similar roles and responsibilities. Targets are expressed as a dollar amount and are converted to share equivalents (PSUs) based on the fair market value of the shares on the date that the award is granted. The Ingersoll Rand Compensation Committee retains the authority and discretion to make downward adjustments to the calculated PSP award payouts, either as a percentage or a dollar amount, or not to grant any award payout regardless of actual performance against pre-established goals.
EPS is calculated in accordance with GAAP, subject to adjustments for extraordinary, unusual or infrequent items; the impact of any change in accounting principles; goodwill and other intangible asset impairments; and gains or charges associated with discontinued operations or with obtaining or losing control of a business.
Dividend equivalents are accrued on outstanding PSU awards at the same time and at the same rate as dividends are paid to shareholders. Dividend equivalents are not earned until the PSUs vest and are payable in cash at the time of distribution unless the NEO elected to defer the PSUs into our executive deferred compensation plan, in which case the dividends are also deferred.

Stock Options/Restricted Stock Units: Ingersoll Rand grants executives an equal mix of stock options and RSUs in order to provide an effective balance between risk and retention. Stock options are considered “at risk” since there is no value unless the stock price appreciates during the term of the option period. RSUs, on the other hand, provide strong retentive value because they have value even if our stock price does not grow during the restricted period.
Stock option and RSU targets are expressed in dollar amounts which are converted to a number of shares based on the fair market value of Ingersoll Rand’s shares on the date that the award is granted. In order to determine the target stock option and RSU awards for our NEOs, the Ingersoll Rand Compensation Committee considers factors such as market competitiveness with its peer group, demonstrated potential to drive future business results and sustained individual performance.
Both stock options and RSUs generally vest ratably, one third per year, over a three-year period following the grant. Stock options expire on the tenth anniversary (less one day) of the grant date. Dividend equivalents are accrued on outstanding RSU awards at the same time and at the same rate as dividends are paid to shareholders. Dividend equivalents on RSUs are only payable if the underlying RSU award vests. At the time of vesting, one ordinary share is issued for each RSU and any accrued dividend equivalents are paid in cash.
2013 Equity Awards
In 2013, the Ingersoll Rand Compensation Committee approved stock option, RSU and PSU awards based on evaluation of market competitiveness and each of our NEO’s demonstrated potential to drive future business results and sustained individual performance. The values in the following table reflect equity-based award values approved in 2013. These values differ from the corresponding values reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table due to different methodologies used in assigning the economic value of equity-based awards required for accounting and proxy statement reporting purposes. Equity award determinations are based on values as of January 1, while the accounting and proxy statement values are determined as of the grant date. The difference is most significant for the PSU awards which are earned, in part, based on TSR relative to the S&P 500 Industrials Index over a three-year performance period. The accounting and proxy report values are greater because Ingersoll Rand’s stock price increased by a greater percentage relative to other companies in the S&P 500 Industrials Index for the period from January 1, 2013 through February 22, 2013, the grant date.

NEO	Target 2013-15 PSU Award ($)	Target 2013-15 PSU Award (#)	Stock Option Award ($)	Stock Option Award (#)	RSU Award ($)	RSU Award (#)
D. D. Petratis	—	—	—	—	—	—
P. S. Shannon	160,000	3,042	120,000	7,273	120,000	2,282
T. P. Eckersley	152,000	2,890	125,000	7,600	125,400	2,385
B. A. Santoro	108,000	2,054	81,000	4,910	81,000	1,540
F. W. Yu	40,000	761	33,000	2,000	33,000	628
2011 - 2013 Performance Cycle
As discussed above, PSUs for the 2011-2013 performance period were earned based on Ingersoll Rand’s EPS growth (from continuing operations) performance relative to all of the companies in the S&P 500 Industrials Index. Ingersoll Rand achieved an adjusted EPS from continuing operations of $3.63 in 2013 and achieved an adjusted EPS from continuing operations of $2.16 in 2010. This represents an EPS growth rate of 68.1%, which ranks at approximately the 75th percentile of the companies in the S&P 500 Industrials Index.  As a result of this level of performance, the payout was 199% of target. For purposes of measuring EPS growth, 2013 EPS was measured based on the combined 2013 EPS of both Ingersoll Rand and Allegion to ensure a consistent basis for determining EPS growth. In addition, consistent with the terms of the award agreements, one-time costs associated with the Spin-off as well as debt restructuring costs incurred in consideration of the Spin-off were excluded from the 2013 EPS calculations in determining the PSU payout level for the 2011-2013 performance period.
Our NEOs received the following based on 2011-2013 actual vs. performance goals:

	2011-13 PSU award
	Target		Earned
NEO	($)	(#)	($)	(#)
P. S. Shannon	200,000	5,160	614,343	10,269
T. P. Eckersley	190,000	4,901	583,473	9,753
B. A. Santoro	80,000	2,065	245,881	4,110
F. W. Yu	—	—	—	—

Equity Conversion at Spin-off
In conjunction with the Spin-off, all outstanding equity awards were adjusted in the manner described in footnote (f) to the 2013 Grants of Plan-Based Awards table to preserve the economic value of the awards immediately following the Spin-off.
Hiring Grant
In August 2013, the Ingersoll Rand Compensation Committee granted Mr. Petratis RSUs that cliff vest after three years with a value of $1,587,820. This grant of RSUs replaced the equity awards he forfeited at his former employer.
Founder’s Grant
In December 2013, the Compensation Committee approved a one-time equity grant to select employees, including our NEOs, in connection with the Spin-off (the “Founder’s Grant”). The Founder’s Grant was intended to ensure alignment with shareholders and provide a retention incentive to key employees. Our NEO’s received a combination of PSUs and stock options. The PSUs are earned based on our three-year TSR relative to the Performance Peer Group measured from December 2013 to December 2016. The PSUs and stock options vest after three years; and the NEO must be employed by Allegion on the vesting date.
For the NEOs, the Founder’s Grants had the following values:

NEO	Total Founder’s Grant ($)	PSU Award (50%) ($)	PSU Award (#)	Stock Option Award (50%) ($)	Stock Option Award (#)
D. D. Petratis	1,350,000	675,000	15,568	675,000	43,243
P. S. Shannon	637,500	318,750	7,352	318,750	20,421
T. P. Eckersley	613,210	306,605	7,072	306,605	19,643
B. A. Santoro	525,000	262,500	6,054	262,500	16,817
F. W. Yu	516,945	258,473	5,962	258,473	16,559
The number of stock options was determined based on the Black-Scholes ratio on December 31, 2013 and the fair market value of our ordinary shares on the date of the grant. The number of RSUs was determined using the fair market value of our ordinary shares on the date of grant. The PSU values in the above table reflect values approved by our Compensation Committee. These values differ from the corresponding values reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table due to different methodologies used in assigning the economic value of equity-based awards required for accounting and proxy statement reporting purposes. For accounting and proxy purposes, the value of the PSUs are lower because the grant date fair value of the PSUs are based on a Monte Carlo simulation we use to value the awards that considers award performance metrics, maximum and target payouts among other factors.
IV.     Other Compensation and Tax Matters
2014 Compensation Decisions
Annual Incentive Program (“AIP”)
For 2014, our NEOs, including the CEO, will participate in a new annual incentive plan adopted by our Compensation Committee, the AIP. The AIP will pay annual incentive awards based on the following metrics:

•	Revenue;

•	Earnings Before Income, Tax, Depreciation and Amortization (“EBITDA”) for corporate and OI for regions; and

•	Available Cash Flow for corporate and Operations Cash Flow for regions.
The Compensation Committee believes the metrics are equally important and will weigh them equally. In order to further emphasize the importance of meeting profitability goals, we must achieve an actual EBITDA for corporate or OI for the regions equal to a pre-established threshold performance level in order for any incentive award to be earned (the “Threshold Goal”). If the Threshold Goal is not attained, no incentive award will be earned under the AIP. The Compensation Committee will also evaluate each NEO’s individual performance during the year when determining the amount of any incentive to be paid.

Long-term Incentive (“LTI”) Program
Our Compensation Committee reviewed the NEO target LTI opportunities in the first quarter of 2014 to determine whether they adequately reward our executives for their services and remain competitive in the market for talent. Based on comparison to the Allegion Compensation Benchmarking Group and, upon advice from its Consultant, our Compensation Committee approved the LTI target opportunities, RSUs, stock options, and target PSU awards for the 2014 - 2016 performance period set forth below to each of our NEOs. For the 2014 - 2016 performance period, the actual number of PSUs earned will be based the following metrics:

•	EPS performance over a three year time period compared to pre-established goals; and

•	TSR relative to the S&P 400 Capital Goods Index over the applicable performance period.

NEO	2014 Target LTI Opportunity ($)	Target 2014-16 PSU Award (50%) ($)	Target 2014-16 PSU Award (#)	Stock Option Award (25%) ($)	Stock Option Award (#)	RSU Award (25%) ($)	RSU Award (#)
D. D. Petratis	3,000,000	1,500,000	27,714	750,000	38,344	750,000	13,857
P. S. Shannon	750,000	375,000	6,929	187,500	9,586	187,500	3,465
T. P. Eckersley	500,000	250,000	4,619	125,000	6,391	125,000	2,310
B. A. Santoro	375,000	187,500	3,465	93,750	4,793	93,750	1,733
F. W. Yu	150,000	75,000	1,386	37,500	1,918	37,500	693
The number of stock options was determined based on the Black-Scholes ratio on the grant date and the closing market value of our ordinary shares on the grant date. The number of RSUs and target PSUs was determined using the fair market value of our ordinary shares on the grant date.
Performance Share Units - Outstanding Performance Cycles
At the time of the Spin-off, we prorated and replaced outstanding target PSUs denominated in Ingersoll Rand equity into PSUs of Allegion. Our Compensation Committee established new metrics and goals for the outstanding performance cycles. Accordingly, in 2014 our NEOs received a prorated number of Allegion target PSUs that will be earned based on Allegion’s performance against pre-established cumulative EPS target and TSR performance relative to the S&P 400 Capital Goods Index.
2013 - 2015 Performance Cycle

NEO	Target 2013-15 PSU Award ($)	Target 2013-15 PSU Award (#)
D. D. Petratis	1,000,000	18,476
P. S. Shannon	216,668	4,004
T. P. Eckersley	137,300	2,537
B. A. Santoro	125,000	2,310
F. W. Yu	36,200	669
2012 - 2014 Performance Cycle

NEO	Target 2012-14 PSU Award ($)	Target 2012-14 PSU Award (#)
D. D. Petratis	500,000	9,238
P. S. Shannon	108,355	2,002
T. P. Eckersley	68,700	1,270
B. A. Santoro	62,500	1,155
F. W. Yu	18,100	335

Stock Ownership Guidelines
The Compensation Committee believes NEOs and other senior executives should have a significant equity stake in Allegion in order to more closely align their interests with those of our shareholders. Therefore, the Board of Directors has established executive stock ownership guidelines on our NEOs. The requirements are as follows:

Position	Stock Ownership Level as a Multiple of Annual Base Salary
CEO	6
CFO	3
SVP	2
VP	1
Under these guidelines executives must retain 25% of net after-tax shares until the target ownership level is met.
Retirement Programs and Other Benefits
We maintain qualified and nonqualified defined benefit pension plans intended to provide fixed benefits upon retirement based on the individual’s age and number of years of service. Refer to the Pension Benefits table below for additional details on these programs.
We maintain a qualified defined contribution 401(k) plan called the ESP for the salaried and hourly U.S. workforce. The ESP provides a dollar-for-dollar match on the first 6% of the employee’s eligible contributions to the ESP. The ESP has a number of investment options and is an important component of the retirement program. Employees who were actively employed by Ingersoll Rand prior to July 1, 2012 were given a one-time choice between continuing to participate in the defined benefit plan until December 31, 2022 or moving to an enhanced version of the ESP effective January 1, 2013 under which they would receive an employer core contribution of 2% of eligible pay in addition to the matching contribution and no longer accrue benefits under the defined benefit plan after December 31, 2012. Employees hired by Ingersoll Rand on or after July 1, 2012 were automatically covered under the enhanced version of the ESP and do not participate in the defined benefit plan. Employees hired after the Spin-off are not eligible for the 2% employer core contribution. Effective as of December 31, 2022, accruals in the qualified defined benefit plan will cease for all employees.
We also maintain a nonqualified, defined contribution plan called the Supplemental Employee Savings Plan (the “Supplemental ESP”). The Supplemental ESP is an unfunded plan that makes up matching and core contributions that cannot be made to the ESP due to Internal Revenue Service (“IRS”) or plan limitations. The Supplemental ESP is deemed invested in funds selected by participants and includes the same funds available in the ESP except for a self-directed brokerage account, which is not available in the Supplemental ESP.
We maintain a nonqualified executive deferred compensation plan (“EDCP”) that allows eligible employees to defer receipt of a part of their annual salary, annual incentive award and/or PSP award in exchange for investments in ordinary shares or mutual fund investment equivalents. Refer to the Nonqualified Deferred Compensation table for additional details on the deferred compensation plans.
We also maintain the Huabao Service Retention Bonus Plan (the “Huabao Plan”) for Chinese employees that provides for an annual company contribution equal to a percentage of annual base salary after income tax deduction (excluding bonus, allowance and/or benefits). Participants in the Huabao Plan vest at the earlier of retirement, death, permanent disability or company initiated termination.
An enhanced, long-term disability plan is provided to certain executives in order to provide for a higher monthly maximum than the standard group plan and a more favorable definition of disability and has an underlying individual policy that is portable when the executive terminates.
We also provide certain other benefits believed to be consistent with prevailing market practice and to be competitive with peer company practices. These other benefits and their incremental costs to the Company are reported in “All Other Compensation” shown in the Summary Compensation Table.
Severance Arrangements
We have not adopted a formal severance policy for executives. In most cases, we would expect to provide for severance in the event of termination without cause.
We adopted a Spin-off Protection Plan and adopted equity award agreements to provide certain employees, including officers, with certain benefits in the event of a termination of employment without cause or for good reason between December 1, 2013 and December 1, 2014 (the first anniversary of the Spin-off). This is a continuation of the Major Restructuring Plan adopted by Ingersoll Rand prior to the Spin-off. The benefits available in the Spin-off Protection Plan are also described in the Post-Employment Benefits section.

In connection with recruiting certain officers, we generally enter into employment arrangements that provide for severance payments upon certain termination events, other than in the event of a change in control (which is described in “Change-In-Control Provisions” below). In the event of an involuntary termination other than for cause following the expiration of the Spin-off Protection Plan, Mr. Petratis, Mr. Shannon and Ms. Santoro will be eligible to receive severance equal to two times (Mr. Petratis) or one times (Mr. Shannon and Ms. Santoro) base salary plus actual annual incentive award, not to exceed target and pro-rated for the number of days worked during the performance period.
Change-In-Control Provisions
In preparation for the Spin-off, the Ingersoll Rand Compensation Committee approved a change in control plan (“CIC Plan”) that covers our NEOs in order to focus them on the best interests of our shareholders and to assure continuity of management in circumstances that reduce or eliminate job security and might otherwise lead to accelerated departures in the event of a change in control. This CIC Plan provides cash severance benefits in the event that a change in control of Allegion occurs and an officer is terminated within two years of that change in control for reasons other than cause. Cash severance benefits in the event of a qualifying termination will be based on an individually defined Severance Multiple ranging from 1.5 for officers up to 2.0 for the CEO. Individual cash severance benefits will include (i) base salary in effect at termination times the Severance Multiple, (ii) current cash target incentive award times the Severance Multiple, and (iii) actual incentive award in the year of termination pro-rated for the portion of the performance cycle completed through the date of termination. In 2014, the Severance Multiple for the CEO was increased to 3.0 and the amount of the pro-rata payout of the annual incentive was changed to be based on target performance instead of actual performance. Cash severance benefits under the CIC Plan will be reduced by severance-related benefits provided through any other Allegion severance program, including the Spin-off Protection Plan. NEOs will also immediately vest in their Elected Officer Supplemental Program (“EOSP”) and Key Management Supplemental Pension Plan (“KMP”) benefits following a change in control. For purposes of calculating Mr. Shannon’s and Ms. Santoro’s EOSP benefits, two years would be added to both their age and service if their employment is terminated within two years after a change in control. In addition, participants in the CIC Plan will, in the event of a qualifying termination, receive continued health and welfare coverage for a term of years equal to the Severance Multiple and outplacement benefits of up to $25,000.
The CIC Plan does not provide for payment of, or reimbursement for, any tax payments or other tax gross ups related to the severance benefits. However, the CIC Plan does provide for cash severance benefits to be adjusted such that participants will receive the better after tax benefit treatment (“Best of Net” approach) between (i) cash severance payments paid in full, with the executive responsible for all taxes incurred, or (ii) cash severance payments reduced to avoid triggering excise taxes.
Senior Executive Performance Plan (“SEPP”)
The SEPP is a shareholder approved plan that funds the annual cash incentive awards that may be granted to each of the NEOs under the AIP. Under the SEPP, the maximum amount of cash incentive that can be paid to the CEO is 1.5% of Consolidated OI from Continuing Operations (as defined in the SEPP) and the maximum amount of cash incentive that can be paid to any other covered executive is 0.6% of Consolidated OI from Continuing Operations. Our Compensation Committee generally exercises its discretion to pay less than the maximum amount to the NEOs, after considering the factors described in the AIP.
Tax and Accounting Considerations
Section 162(m) of the Code imposes a limit of $1,000,000 on the amount that a publicly-traded company may deduct for federal income tax purposes in any taxable year for compensation paid to our CEO and the three other highest-paid NEOs, other than our CFO, who are employed as of the end of the year. To the extent that compensation is “performance-based” within the meaning of Section 162(m), the Section’s limitations will not apply. To qualify as performance based, compensation must, among other things, be paid pursuant to a shareholder approved plan upon the attainment of objective performance criteria.
Our Compensation Committee believes that the tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policies and in rewarding superior executive performance. Accordingly, our executive compensation program has been designed with the intent that most of the variable compensation (i.e., AIP, PSP and stock options) paid to NEOs would qualify as performance-based within the meaning of Section 162(m) so as to be tax deductible to avoid the loss of a tax deduction due to Section 162(m). However, the Compensation Committee reserves the right to approve the payment of compensation to our executive officers that does not qualify as “performance-based” within the meaning of Section 162(m) and therefore, may not be deductible for federal income tax purposes.
In determining variable compensation program designs, our Compensation Committee considers other tax and accounting implications of particular forms of compensation, such as the implications of Section 409A of the Code governing deferred compensation arrangements and favorable accounting treatment afforded certain equity based plans that are settled in shares. The forms of variable compensation utilized are determined primarily by their effectiveness in creating maximum alignment between key strategic objectives and the interests of shareholders.

Timing of Awards
We intend to regularly grant annual equity grants on the business day after the filing of our Annual Report on Form 10-K. The equity grant date is never selected or changed to increase the value of equity awards for executives.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.
Based on our review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.
COMPENSATION COMMITTEE
Michael J. Chesser (Chair)
Carla Cico
Kirk S. Hachigian
Martin E. Welch, III

EXECUTIVE COMPENSATION
The following table provides summary information concerning compensation paid to or accrued on behalf of our NEOs for services rendered during the years ended December 31, 2013 and 2012. The services rendered by our NEOs in 2013 and 2012 were, in some instances, in capacities not equivalent to the positions in which they now serve Allegion. The information below is not necessarily indicative of the compensation these individuals will receive as executive officers of Allegion.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)	Non- Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)	Total ($)
D. D. Petratis	2013	363,461	1,330,000	2,039,921	675,023	—	73,858	54,116	4,536,379
Chairman, President and Chief Executive Officer

P. S. Shannon	2013	384,308	75,000	516,040	445,057	355,749	—	281,723	2,057,877
Senior Vice President and Chief Financial Officer	2012	355,757	—	319,554	113,147	167,588	395,851	56,593	1,408,490

T. P. Eckersley	2013	406,059	200,000	504,273	437,924	382,228	32,122	57,919	2,020,525
Senior Vice President - Americas	2012	394,666	—	314,970	118,236	265,455	187,116	45,868	1,326,311

B. A. Santoro	2013	316,373	75,000	380,078	350,548	234,862	17,776	79,783	1,454,420
Senior Vice President, General Counsel and Secretary	2012	306,750	—	206,187	67,415	132,459	423,923	58,469	1,195,203

F. W. Yu (h)	2013	331,529	150,000	251,891	307,155	231,029	—	84,164	1,355,768
Senior Vice President - Asia Pacific	2012	289,221	—	82,890	31,122	144,525	—	56,559	604,317

______________

(a)	A portion of a participant’s annual salary may be deferred into a number of investment options under our EDCP or Ingersoll Rand’s deferred compensation plans. In 2013, no NEO deferred any salary.

(b)
For Mr. Petratis, $800,000 represents an annual bonus and $530,000 represents a sign-on award to replace his lost annual incentive award from his prior employer. For our other NEOs, the amount represents 50% of a transition cash bonus awarded by Ingersoll Rand in recognition of the critical nature of the role and assistance required in implementing the Spin-off. The remaining 50% will be paid on December 1, 2014, the first anniversary of the Spin-off, assuming the executive is employed on that date.

(c)
The amounts shown in this column reflect the aggregate grant date fair value of PSU awards and any RSU awards granted for the year under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 and do not reflect amounts paid to or realized by the NEOs. Amounts also include the incremental fair value associated with the conversion of Ingersoll Rand RSU awards into Allegion RSU awards.

In determining the aggregate grant date fair value of the PSU awards, the awards are valued assuming target level performance achievement. The PSU awards granted in December 2013 only pay out at the target level if performance is achieved. If the maximum level performance achievement is assumed for the PSU awards granted in February 2013, the aggregate grant date fair value of the PSU awards would be as follows:

Name	Maximum Grant Date Value Of 2013-15 PSU Awards ($)
D. D. Petratis	—
P. S. Shannon	364,918
T. P. Eckersley	346,684
B. A. Santoro	246,398
F. W. Yu	91,290

The PSU awards granted in February 2013 pay out in Ingersoll Rand shares based on Ingersoll Rand performance for the performance period. The NEOs will receive that portion of the PSU awards for the period they were employed by Ingersoll Rand.
For a discussion of the assumptions made in determining the ASC 718 values, see Note 13, “Share-Based Compensation,” to our consolidated financial statements contained in the 2013 Form 10-K. The ASC 718 grant date fair value of the PSU award is spread over the number of months of service required for the grant to become non-forfeitable, disregarding any adjustments for potential forfeitures.
Please see also the Grants of Plan-Based Awards table for additional details of the 2013 grants included in this column.

(d)
The amounts in this column reflect the aggregate grant date fair value of stock option grants for financial reporting purposes for the year under ASC 718 and do not reflect amounts paid to or realized by the NEOs. Amounts also include the incremental fair value associated with the Ingersoll Rand equity awards adjusted in connection with the Spin-off. For a discussion of the assumptions made in determining the ASC 718 values, see Note 13, “Share-Based Compensation,” to our consolidated financial statements contained in the 2013 Form 10-K.

(e)
This column reflects the amounts earned as annual awards under Ingersoll Rand’s AIM program. Unless deferred into the EDCP, AIM program payments are made in cash. Mr. Eckersley elected to defer 50% of his AIM payment. Amounts shown in this column are not reduced to reflect deferrals of AIM awards into the EDCP.

(f)
Amounts reported in this column reflect the aggregate increase in the actuarial present value of the benefits under the qualified Pension Plan (the “Pension Plan”), Supplemental Pension Plan, KMP and EOSP, as applicable. The change in pension benefits value is attributable to the additional year of service and age, the annual AIM award and any annual salary increase and the interest rates used to value the benefits. The changes in pension benefit values during 2013 were less than 2012 due to the increase in interest rates used to value the benefits. The plans do not permit above-market or preferential earnings on any nonqualified deferred compensation. In 2013, the pension value for Mr. Shannon declined by $589.

(g)	The following table summarizes the components of this column for 2013:

Name	Company Matching Contributions ($)(1)	Company Cost for Life Insurance ($)	Retiree Medical Plan ($)(2)	Tax Assistance ($)(3)	Other Benefits ($)(4)	Total ($)
D. D. Petratis	19,454	1,518	—	6,749	26,395	54,116
P. S. Shannon	33,114	866	—	85,933	161,811	281,723
T. P. Eckersley	40,291	958	—	—	16,671	57,919
B. A. Santoro	26,930	1,328	608	2,183	48,735	79,783
F. W. Yu	34,010	—	—	—	50,153	84,164
_____________

(1)	Represents matching contributions under Ingersoll Rand’s and Allegion’s ESP and Supplemental ESP plans for Messrs. Petratis, Shannon and Eckersley and Ms. Santoro and under the Huabao Plan for Mr. Yu.

(2)	Represents the estimated interest on the value of the retiree medical plan benefit, calculated based on the methods used for financial statement reporting purposes.

(3)	Represents tax assistance provided to the NEOs in connection with relocation costs incurred.

(4)	The other benefits the NEOs received in 2013 are:

Name	Car Usage ($)(i)	Executive Long-term Disabilty ($)	Relocation ($)	Financial Counseling ($)	Executive Health Program ($)	Total ($)
D. D. Petratis	7,500	—	15,520	3,375	—	26,395
P. S. Shannon	26,829	850	130,710	3,422	—	161,811
T. P. Eckersley	14,927	1,744	—	—	—	16,671
B. A. Santoro	16,389	1,815	20,055	7,791	2,685	48,735
F. W. Yu	49,826	—	—	—	327	50,153

(i)
Represents the incremental cost of the leased cars, calculated based on the lease, insurance, fuel and maintenance costs for all NEOs other than Mr. Yu. For Mr. Yu, the amount represents the value of the car and driver provided under the Chinese car policy.

(h)
Cash amounts for Mr. Yu were paid in Chinese Yuan. For reporting purposes, these amounts have been converted from Chinese Yuan to United States dollars in this table and throughout this Proxy Statement. Where amounts are reported as of a point in time, Chinese Yuan were converted to United States dollars using the closing currency exchange rate as of December 31, 2013. Where payments were made throughout the year, Chinese Yuan were converted to United States dollars using the closing currency exchange rate as of the last day of the month in which the cash compensation was received or deemed to have been received.

2013 Grants of Plan-Based Awards
The following table shows all plan-based awards granted to the NEOs during 2013. The number of awards included in this table reflect the pre-Spin-off unadjusted numbers. This table is supplemental to the Summary Compensation Table and is intended to complement the disclosure of equity awards and grants made under non-equity incentive plans in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(c)	All Other Option Awards: Number of Securities Underlying Options (#)(c)	Exercise or Base Price of Option Awards ($/Sh) (d)	Closing Stock Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(e)
		Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
D. D. Petratis
RSUs	8/9/2013	—	—	—	—	—	—	26,000	—	—	—	1,587,820
PSUs (2013-16)	12/13/2013	—	—	—	—	15,568	—	—	—	—	—	452,095
Options	12/13/2013	—	—	—	—	—	—	—	43,243	43.360	43.25	675,023
RSUs (f)	8/9/2013	—	—	—	—	—	—	26,000	—	—	—	6
P. S. Shannon
AIM	2/22/2013	114,205	228,410	456,820	—	—	—	—	—	—	—	—
PSUs (2013-15)	2/22/2013	—	—	—	761	3,042	6,084	—	—	—	—	182,459
Options	2/22/2013	—	—	—	—	—	—	—	7,273	52.600	52.61	120,005
RSUs	2/22/2013	—	—	—	—	—	—	2,282	—	—	—	120,033
PSUs (2013-16)	12/13/2013	—	—	—	—	7,352	—	—	—	—	—	213,502
Options	12/13/2013	—	—	—	—	—	—	—	20,421	43.360	43.25	318,772
RSUs (f)	2/14/2011	—	—	—	—	—	—	2,113	—	—	—	2
RSUs (f)	2/24/2012	—	—	—	—	—	—	2,949	—	—	—	24
RSUs (f)	2/22/2013	—	—	—	—	—	—	2,282	—	—	—	20
Options (f)	2/16/2010	—	—	—	—	—	—	—	8,505	31.590	—	1,283
Options (f)	2/14/2011	—	—	—	—	—	—	—	7,018	47.340	—	1,113
Options (f)	2/24/2012	—	—	—	—	—	—	—	8,271	40.700	—	3,884
T. P. Eckersley
AIM	2/22/2013	122,642	245,284	490,568	—	—	—	—	—	—	—	—
PSUs (2013-15)	2/22/2013	—	—	—	723	2,890	5,780	—	—	—	—	173,342
Options	2/22/2013	—	—	—	—	—	—	—	7,600	52.600	52.61	125,400
RSUs	2/22/2013	—	—	—	—	—	—	2,385	—	—	—	125,451
PSUs (2013-16)	12/13/2013	—	—	—	—	7,072	—	—	—	—	—	205,371
Options	12/13/2013	—	—	—	—	—	—	—	19,643	43.360	43.25	306,627
RSUs (f)	2/14/2011	—	—	—	—	—	—	2,208	—	—	—	27
RSUs (f)	11/1/2011	—	—	—	—	—	—	10,000	—	—	—	9
RSUs (f)	2/24/2012	—	—	—	—	—	—	3,082	—	—	—	34
RSUs (f)	2/22/2013	—	—	—	—	—	—	2,385	—	—	—	39
Options (f)	2/16/2010	—	—	—	—	—	—	—	9,781	31.590	—	1,475
Options (f)	2/14/2011	—	—	—	—	—	—	—	7,334	47.340	—	779
Options (f)	2/24/2012	—	—	—	—	—	—	—	8,643	40.700	—	3,643

Name	Grant Date	Estimated Future Payouts Under Non-Equity Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(c)	All Other Option Awards: Number of Securities Underlying Options (#)(c)	Exercise or Base Price of Option Awards ($/Sh) (d)	Closing Stock Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(e)
		Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
B. A. Santoro
AIM	2/22/2013	62,831	179,517	359,034	—	—	—	—	—	—	—	—
PSUs (2013-15)	2/22/2013	—	—	—	514	2,054	4,108	—	—	—	—	123,199
Options	2/22/2013	—	—	—	—	—	—	—	4,910	52.600	52.61	81,015
RSUs	2/22/2013	—	—	—	—	—	—	1,540	—	—	—	81,004
PSUs (2013-16)	12/13/2013	—	—	—	—	6,054	—	—	—	—	—	175,808
Options	12/13/2013	—	—	—	—	—	—	—	16,817	43.360	43.25	262,513
RSUs (f)	2/14/2011	—	—	—	—	—	—	2,007	—	—	—	27
RSUs (f)	2/24/2012	—	—	—	—	—	—	1,757	—	—	—	13
RSUs (f)	2/22/2013	—	—	—	—	—	—	1,540	—	—	—	27
Options (f)	2/7/2007	—	—	—	—	—	—	—	17,090	43.125	—	2,310
Options (f)	2/16/2010	—	—	—	—	—	—	—	8,930	31.592	—	1,346
Options (f)	2/14/2011	—	—	—	—	—	—	—	6,667	47.335	—	1,062
Options (f)	2/24/2012	—	—	—	—	—	—	—	4,928	40.700	—	2,301
F. W. Yu
AIM	2/22/2013	25,771	128,854	257,708	—	—	—	—	—	—	—	—
PSUs (2013-15)	2/22/2013	—	—	—	190	761	1,522	—	—	—	—	45,645
Options	2/22/2013	—	—	—	—	—	—	—	2,000	52.600	52.61	33,000
RSUs	2/22/2013	—	—	—	—	—	—	628	—	—	—	33,033
PSUs (2013-16)	12/13/2013	—	—	—	—	5,962	—	—	—	—	—	173,136
Options	12/13/2013	—	—	—	—	—	—	—	16,559	43.360	43.25	258,486
RSUs (f)	2/14/2011	—	—	—	—	—	—	634	—	—	—	4
RSUs (f)	11/1/2011	—	—	—	—	—	—	4,000	—	—	—	21
RSUs (f)	2/24/2012	—	—	—	—	—	—	811	—	—	—	38
RSUs (f)	2/22/2013	—	—	—	—	—	—	628	—	—	—	14
SARs (f)	2/2/2005	—	—	—	—	—	—	—	2,000	38.690	—	360
SARs (f)	2/1/2006	—	—	—	—	—	—	—	1,420	39.430	—	500
Options (f)	2/14/2011	—	—	—	—	—	—	—	2,104	47.340	—	630
Options (f)	11/1/2011	—	—	—	—	—	—	—	13,237	30.420	—	13,239
Options (f)	2/24/2012	—	—	—	—	—	—	—	2,275	40.700	—	940
___________________

(a)
The target award levels for the AIM program were established by the Ingersoll Rand Compensation Committee in February 2013. Refer to Compensation Discussion and Analysis under the heading “Annual Incentive Matrix Program” for a description of the Ingersoll Rand Compensation Committee’s process for establishing AIM program target award levels. The amounts reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for awards under the AIM program that were paid in February 2014, based on performance in 2013. Thus, the amounts shown in the “threshold, target and maximum” columns reflect the range of potential payouts when the target award levels were established in February 2013. The AIM program pays $0 for performance below threshold. The actual amounts paid pursuant to those awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(b)
The amounts reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for annual PSU awards for the 2013-2015 performance period and the special PSU awards for the 2013-2016 performance period. The special PSU awards only payout at target if performance is achieved. The PSP pays $0 for performance below threshold. The annual PSU awards granted for the 2013-2015 performance period were truncated for the period the NEOs were employed by Ingersoll Rand. For a description of the Compensation Committee’s process for establishing PSP target award levels and the terms of PSU awards, please refer to Compensation Discussion and Analysis under the heading “Long-Term Incentive Program” and the “Post-Employment Benefits” section below.

(c)
The amounts in these columns reflect the RSU awards granted in February 2013 and the stock option awards granted in February 2013 and December 2013. The RSU awards and stock option awards granted in February 2013 were converted into Allegion RSUs and stock options in connection with the Spin-off. For a description of the Compensation Committee’s process for determining stock option and RSU awards and the terms of such awards, see Compensation Discussion and Analysis under the heading “Long-Term Incentive Program” and the “Post-Employment Benefits” section below.

(d)
Stock options granted prior to December 1, 2013 were granted under Ingersoll Rand’s Incentive Stock Plan of 2007. Stock options granted after December 1, 2013 were granted under our Incentive Stock Plan of 2013 (the “2013 Plan”). Each plan requires stock options to be granted at an exercise price equal to the fair market value of the applicable company’s ordinary shares on the date of grant. The fair market value is defined as the average of the high and low composite price of the applicable company’s ordinary shares listed on the NYSE on the grant date.

(e)
The grant date fair value of the equity awards granted in February 2013 and December 2013 was calculated in accordance with ASC 718. We caution that the actual amount ultimately realized by each NEO from the stock option awards will likely vary based on a number of factors, including stock price fluctuations, differences from the valuation assumptions used and timing of exercise or applicable vesting. For a description of the assumptions made in valuing the equity awards see Note 13, “Share-Based Compensation” to our consolidated financial statements contained in its 2013 Form 10-K. For PSUs, the grant date fair value has been determined based on achievement of target level performance, which is the performance threshold we believe is the most likely to be achieved under the grants.

(f)
In connection with the Spin-off, the adjustments set forth below were made to outstanding Ingersoll Rand equity awards in order to maintain their pre-Spin-off intrinsic values. Due to rounding when adjusting the awards, incremental value was created for these stock options, stock appreciation rights (“SARs”) and RSUs.

•
Vested and Exercisable Stock Options and SARs: Vested and exercisable Ingersoll Rand stock options and SARs were converted into vested and exercisable stock options and SARs of both of Ingersoll Rand and Allegion with the same terms and provisions. Holders received 1 stock option or SAR of Allegion for every 3 Ingersoll Rand vested and exercisable stock options or SARs held, subject to rounding. Exercise prices were adjusted to preserve the intrinsic value (subject to rounding) immediately before and after Spin-off.

•
Unvested Stock Options: Unvested Ingersoll Rand stock options were converted into unvested Allegion stock options with the same terms and provisions. Both the number of stock options and exercise price were adjusted to preserve the intrinsic value (subject to rounding) immediately before and after the Spin-off.

•
Restricted Stock Units: Unvested Ingersoll Rand RSUs were converted into unvested Allegion RSUs with the same terms and provisions. The number of outstanding RSUs was adjusted to preserve the intrinsic value (subject to rounding) of the RSUs immediately before and after the Spin-off.

Outstanding Equity Awards at December 31, 2013

The following table shows, for each of the NEOs, all equity awards that were outstanding as of December 31, 2013. The information included in the table below reflects equity awards held following the conversion of Ingersoll Rand equity awards into Allegion equity awards.

Name		Option Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date (b)	Number of Shares or Units of Stock that have Not Vested (#) (c)	Market Value of Shares or Units of Stock that have Not Vested ($) (d)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#) (e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($) (d)
D. D. Petratis	8/9/2013	—	—	—	—	42,229	1,866,100	—	—
	12/13/2013	—	43,243	43.3600	12/13/2023	—	—	15,568	687,950
P. S. Shannon	2/16/2010	2,835	—	19.4547	2/15/2020	—	—	—	—
	2/14/2011	1,559	—	29.1159	2/13/2021	—	—	—	—
	2/14/2011	—	3,806	29.0956	2/13/2021	1,147	50,686	—	—
	2/24/2012	919	—	25.0472	2/23/2022	—	—	—	—
	2/24/2012	—	8,970	25.0173	2/23/2022	3,199	141,364	—	—
	2/22/2013	—	11,832	32.3319	2/21/2023	3,713	164,077	—	—
	12/13/2013	—	20,421	43.3600	12/13/2023	—	—	7,352	324,885
T. P. Eckersley	2/16/2010	3,260	—	19.4579	2/15/2020	—	—	—	—
	2/14/2011	—	3,977	29.0956	2/13/2021	1,198	52,940	—	—
	11/1/2011	—	—	—	—	16,269	718,927	—	—
	2/24/2012	—	9,374	25.0173	2/23/2022	3,344	147,771	—	—
	2/22/2013	—	12,364	32.3319	2/21/2023	3,881	171,501	—	—
	12/13/2013	—	19,643	43.3600	12/13/2023	—	—	7,072	312,512
B. A. Santoro	2/7/2007	5,696	—	26.5334	2/6/2017	—	—	—	—
	2/16/2010	2,979	—	19.4519	2/15/2020	—	—	—	—
	2/14/2011	1,481	—	29.1158	2/13/2021	—	—	—	—
	2/14/2011	—	3,616	29.0956	2/13/2021	1,089	48,123	—	—
	2/24/2012	547	—	25.0357	2/23/2022	—	—	—	—
	2/24/2012	—	5,345	25.0173	2/23/2022	1,907	84,270	—	—
	2/22/2013	—	7,987	32.3319	2/21/2023	2,506	110,740	—	—
	12/13/2013	—	16,817	43.3600	12/13/2023	—	—	6,054	267,526
F. W. Yu	2/2/2005	3,253	—	23.7787	2/1/2015	—	—	—	—
	2/1/2006	2,310	—	24.2336	1/31/2016	—	—	—	—
	2/14/2011	2,280	—	29.0956	2/13/2021	—	—	—	—
	2/14/2011	—	1,142	29.0956	2/13/2021	345	15,246	—	—
	11/1/2011	—	21,535	18.6969	10/31/2021	6,508	287,589	—	—
	2/24/2012	—	2,467	25.0173	2/23/2022	881	38,931	1,023	45,206
	2/22/2013	—	3,253	32.3319	2/21/2023	1,022	45,162	379	16,748
	12/13/2013	—	16,559	43.3600	12/13/2023	—	—	5,962	263,461
___________________

(a)
These columns represent stock option and SARs awards. Except for the stock option awards granted on December 13, 2013, these awards generally become exercisable in three equal installments beginning on the first anniversary after the date of grant, subject to continued employment or retirement. The stock option awards granted on December 13, 2013 vest 100% on the third anniversary of the grant date.

(b)
Stock options granted prior to December 1, 2013 expire on the tenth anniversary (less one day) of the grant date. Stock options granted following December 1, 2013 expire on the tenth anniversary of the grant date.

(c)
This column represents unvested RSUs. Except as described in the following sentence, RSUs generally become exercisable in three equal installments beginning on the first anniversary after the date of grant, subject to continued employment or retirement. In the case of Mr. Petratis’s grant dated August 9, 2013, 100% of it vests on the third anniversary of the grant date.

(d)	The market value was computed based on $44.19, the closing market price of our ordinary shares on the NYSE at December 31, 2013.

(e)
This column represents unvested and unearned PSUs. PSUs vest upon the completion of a three-year performance period. For the PSUs granted on December 13, 2013, the receipt of the shares subject to the award is subject to achievement of the performance goals as certified by the Compensation Committee, and continued employment. For Mr. Yu, his outstanding Ingersoll Rand PSUs converted into Allegion PSUs but were truncated for the period he was an Ingersoll Rand employee.

Following the Spin-off, our NEOs held the following Ingersoll Rand stock options and PSUs:

Name	Stock Options (#)	PSUs (#)
D. D. Petratis	—	—
P. S. Shannon	15,940	9,486
T. P. Eckersley	9,781	9,010
B. A. Santoro	24,106	4,985
F. W. Yu	—	—

2013 Option Exercises and Stock Vested
The following table provides information regarding the number of Ingersoll Rand stock options and SARs that were exercised by our NEOs or the number of Ingersoll Rand RSUs that vested during the last fiscal year before the Spin-off. The number of shares with respect to these stock options and RSUs is presented on a pre-Spin-off basis.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (b)
D. D. Petratis	—	—	—	—
P. S. Shannon	106,893	2,122,342	15,289	805,237
T. P. Eckersley	27,770	215,952	14,884	784,038
B. A. Santoro	69,234	1,573,673	12,346	698,313
F. W. Yu	7,291	169,719	798	42,294
___________________

(a)
This column reflects the aggregate dollar amount realized by the NEO upon the exercise of the stock options and SARs by determining the difference between (i) for stock options, the market price of the Company’s ordinary shares at exercise and the exercise price of the stock options or (ii) for SARs, the opening stock price of the Company’s ordinary shares on the date of exercise and the exercise price of the SARs.

(b)
Reflects the value of the RSUs that vested on February 14, 2013, February 22, 2013 and February 24, 2013, based on the average of the high and low stock price of the Ingersoll Rand’s ordinary shares on the vesting date.

2013 Pension Benefits
The NEOs, other than Mr. Yu, participate in one or more of the following defined benefit plans:
•the Pension Plan;
•the Supplemental Pension Plan; and
•the EOSP or the KMP.
The Pension Plan is a funded, tax qualified, non-contributory defined benefit plan that covers Allegion’s U.S. employees hired prior to June 30, 2012. The Pension Plan provides for normal retirement at age 65. A participant becomes vested in the benefit: (i) after five years of service, or (ii) while employed, the participant (a) attains age 65, (b) dies or (c) becomes disabled. The formula to determine the lump sum benefit under the Pension Plan is 5% of final average pay (the five highest consecutive years out of the last ten years of eligible compensation) for each year of credited service. A choice for distribution between an annuity and a lump sum option is available. The Pension Plan was closed to new participants after June 30, 2012, and no further benefits will accrue to any Pension Plan participant for service performed after December 31, 2022. Certain participants made an election in 2012 to forego accruing further benefits for service performed after December 31, 2012, and, in lieu, receive a non-elective employer contribution equal to 2% of eligible compensation in the ESP. No NEOs made this election.
The Supplemental Pension Plan is an unfunded, nonqualified, non-contributory defined benefit restoration plan. Since the IRS limits the annual compensation recognized when calculating benefits under the qualified Pension Plan, the Supplemental Pension Plan restores what is lost in the Pension Plan due to these limits. The Supplemental Pension Plan covers all Allegion employees who participate in the Pension Plan and who are impacted by the IRS Code compensation limits. A participant must meet the vesting requirements of the qualified Pension Plan to vest for benefits under the Supplemental Pension Plan. Benefits under the Supplemental Pension Plan are available only as a lump sum distribution after termination and paid in accordance with Section 409A of the Code. As a result of the 2012 changes to the Pension Plan, the Supplemental Pension Plan was closed to employees hired on or after June 30, 2012, and no further benefits will accrue to any Supplemental Pension Plan participant for service performed after December 31, 2022 or after December 31, 2012 to the extent the participant made an election.
The NEOs, other than Mr. Yu, participate in either the EOSP or the KMP. The EOSP, which is closed to new participants, is an unfunded, nonqualified, non-contributory defined benefit plan, designed to replace a percentage of an officer’s final average pay based on his or her age and years of service at the time of retirement. Final average pay is defined as the sum of the officer’s current annual salary plus the average of his or her three highest annual incentive awards during the most recent six years. No other elements of compensation (other than salary and annual incentive awards) are included in final average pay. The EOSP provides a benefit pursuant to a formula in which 1.9% of an officer’s final average pay is multiplied by the officer’s years of service (up to a maximum of 35 years) and then reduced by the value of other retirement benefits the officer will receive that are provided by Allegion under certain qualified and nonqualified retirement plans as well as Social Security. Vesting occurs, while the officer is employed by Allegion, at the earlier of the attainment of age 55 and the completion of 5 years of service or age 62. Unreduced benefits under the EOSP are available at age 62 and benefits are only available as a lump sum after termination and paid in accordance with Section 409A of the Code.
The KMP, which is closed to new participants, is an unfunded, nonqualified, non-contributory defined benefit plan designed to replace a percentage of a key employee’s final average pay based on his or her age and years of service at the time of retirement. Final average pay is defined as the sum of the key employee’s current annual salary plus the average of the employee’s three highest annual incentive awards during the most recent six years. No other elements of compensation (other than salary and AIM awards) are included in final average pay. The KMP provides a benefit pursuant to a formula in which 1.7% of a key employee’s final average pay is multiplied by years of service (up to a maximum of 30 years) and then reduced by the value of other retirement benefits the key employee will receive that are provided by Allegion under certain qualified and nonqualified retirement plans as well as Social Security. Vesting occurs at the earlier of the attainment of age 55 and the completion of 5 years of service or age 65. Benefits are only available as a lump sum after termination and paid in accordance with Section 409A of the Code.
The table below represents the estimated present value of defined benefits for the plans in which each NEO participates.

Name	Plan Name	Number of Years Credited Service (#) (a)	Present Value of Accumulated Benefit ($) (b)	Payments During Last Fiscal Year ($)
D. D. Petratis	EOSP	0.42	73,858	—
P. S. Shannon	Pension Plan	11.67	98,994	—
	Supplemental Pension Plan	11.67	112,205	—
	EOSP	12.00	1,239,110	—
T. P. Eckersley	Pension Plan	6.17	50,604	—
	Supplemental Pension Plan	6.17	81,836	—
	KMP	6.17	408,009	—
B. A. Santoro	Pension Plan	17.58	211,492	—
	Supplemental Pension Plan	17.58	106,509	—
	EOSP	18.00	1,737,825	—
F. W. Yu (c)	—	—	—	—
____________

(a)
Under the EOSP or the KMP, for officers covered prior to May 19, 2009 by Ingersoll Rand, a full year of service is credited for any year in which they work at least one day. In the Pension Plan, the Supplemental Pension Plan, the EOSP and the KMP for officers first covered on or after May 19, 2009 by Ingersoll Rand, the number of years of credited service is based on elapsed time (i.e., credit is given for each month in which a participant works at least one day). For Ms. Santoro, the benefits previously provided under Ingersoll Rand’s Supplemental Pension Plan I and Supplemental Pension Plan II were combined in the Spin-off into Allegion’s Supplemental Pension Plan and are reported together in the above table.

(b)
The amounts in this column reflect the estimated present value of each NEO’s accumulated benefit under the plans indicated. The calculations reflect the value of the benefits assuming that each NEO was fully vested under each plan. The benefits were computed as of December 31, 2013, consistent with the assumptions described in Note 10, “Pensions and Postretirement Benefits Other than Pensions,” to the annual combined financial statements included the 2013 Form 10-K.

(c)	Mr. Yu does not participate in any Company defined benefit plan.

2013 Nonqualified Deferred Compensation
The following is a description of our nonqualified deferred compensation plans. For the period prior to December 1, 2013, our NEOs were eligible to participate in Ingersoll Rand’s deferred compensation plans, which are substantially similar to our plans.
We maintain the EDCP, which is an unfunded, nonqualified plans that permit certain employees, including the NEOs other than Mr. Yu, to defer receipt of up to 50% of their annual salary and up to 100% of their AIM awards, PSP awards and RSUs received upon commencement of employment. Elections to defer must be made prior to the beginning of the performance period. These assets are considered general assets of the Company and are available to our creditors in the event of the Company’s insolvency. For the period prior to December 1, 2013, the NEOs were eligible to participate in deferred compensation plans maintained by Ingersoll Rand that were substantially similar to the EDCP.
Participants are offered certain investment options (approximately 60 mutual fund investments and ordinary share equivalents) and can choose how they wish to allocate their cash deferrals among those investment options. Participants are 100% vested in all amounts deferred and bear the risk of any earnings and losses on such deferred amounts.
Generally, deferred amounts may be distributed following termination of employment or at the time of a scheduled in-service distribution date chosen by the participant. If a participant has completed five or more years of service at the time of termination, or is terminated due to long-term disability, death or retirement, the distribution is paid in accordance with the participant’s election. If a participant terminates without meeting these requirements, the account balance for all plan years will be paid in a lump sum in the year following the year of termination. A participant can elect to receive distributions at termination over a period of five, 10, or 15 annual installments, or in a single lump sum. A participant can elect to receive scheduled in-service distributions in future years that are at least two years after the end of the plan year for which they are deferring. In-service distributions can be received in two to five annual installments, or if no election is made, in a lump sum. For those participants who have investments in ordinary shares, the distribution of these assets will be in the form of ordinary shares, not cash.
Please refer to Compensation Discussion and Analysis for a description of the Supplemental ESP.
Mr. Yu participates in two nonqualified deferred compensation plans in China. The Huabao Plan provides for an annual company contribution equal to a percentage of annual base salary (12% in Mr. Yu's case) after income tax deduction (excluding bonus, allowance and/or benefits). Participants in the Huabao Plan vest at the earlier of retirement, death, permanent disability or company initiated termination. The Generali Savings Plan is a frozen deferred compensation plan that pays interest on deferred amounts. The Generali Savings Plan was frozen in 2011 and no employee or employer contributions have been made since that time. The Generali Savings Plan does not pay a preferential interest rate.
The following table provides information regarding contributions, distributions, earnings and balances for each NEO under our nonqualified deferred compensation plans:

Name	Executive Contributions in Last Fiscal Year ($) (a)	Registrant Contributions in Last Fiscal Year ($) (b)	Aggregate Earnings in Last Fiscal Year ($) (c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (d)
D. D. Petratis
Supplemental ESP	—	2,169	28	—	2,197
P. S. Shannon
EDCP	—	—	425,984	—	1,493,814
Supplemental ESP	—	17,814	93,492	—	349,100
T. P. Eckersley
EDCP	132,727	—	164,047	50,576	802,663
Supplemental ESP	—	24,991	65,729	—	233,470
B. A. Santoro
EDCP	—	—	957	—	8,952
Supplemental ESP	—	11,630	53,166	—	191,720
F. W. Yu
Huabao Plan	—	34,010	845	—	40,867
Generali Savings Plan	—	—	4,310	—	108,107
____________

(a)
The annual deferrals (salary, annual incentive awards & PSP) are all reflected in the Salary column, the Non-Equity Incentive Plan column and the Stock Awards column, respectively of the Summary Compensation Table.

(b)	All of the amounts reflected in this column are included in the All Other Compensation column of the Summary Compensation Table.

(c)
Amounts in this column include gains and losses on investments, as well as dividends on ordinary shares or ordinary share equivalents. None of the earnings or losses reported in this column are included in the Summary Compensation Table.

(d)	The following table reflects the amounts reported in this column previously reported as compensation to the NEOs in the Summary Compensation Table included in our Registration Statement on Form 10.

Name	EDCP	Supplemental ESP	Huabao Plan
D. D. Petratis	—	—	—
P. S. Shannon	—	17,643	—
T. P. Eckersley	75,924	17,791	—
B. A. Santoro	—	12,543	—
F. W. Yu	—	—	5,824

Post-Employment Benefits
The following discussion describes the compensation to which each NEO would be entitled in the event of termination of such executive’s employment, including termination following a change in control.
Employment Arrangements and Severance.    All of the NEOs are entitled to benefits upon termination of their employment following a change in control. Messrs. Petratis and Shannon and Ms. Santoro are also entitled to severance in the event of an involuntary termination without cause pursuant to their employment agreements. Messrs. Petratis and Shannon and Ms. Santoro are eligible to receive for 24 months and 12 months, respectively, of base annual salary plus a prorated annual incentive award earned for the year of termination as determined and paid at the conclusion of the full performance year in accordance with the terms of the plan.
Our equity award agreements, other than for the Founder’s Grant, provide that upon termination for:

•
death, disability or retirement, RSUs, stock options and SARs shall immediately vest and the stock options and SARs remain exercisable for a period of three years (or five years in the case of retirement for awards granted in 2007 and after) following termination;

•
group termination, RSUs, stock options and SARs immediately vest in the portion of the awards that would have vested within twelve months of termination and all vested stock options and SARs remain exercisable for a period of three years following termination;

•
death or disability, PSUs vest pro-rata based on the time worked during the performance period and the achievement of performance goals from the beginning of the performance period through the end of the calendar quarter in which employment terminated; and

•
retirement, group termination or job elimination, PSUs vest pro-rata based on the time worked during the performance period and the achievement of performance goals through the end of the performance period.

The equity award agreements for the Founder’s Grant provide that upon death or disability, all stock options will immediately vest and remain exercisable for three years and all PSUs will vest as if the person was employed by the Company throughout the performance period.
Change in Control.    Our CIC Plan covers certain officers, including the NEOs. The CIC Plan provides for certain payments if the employment is terminated by the Company without “cause” (as defined in the CIC Plan) or by the NEO for “good reason” (as defined in the CIC Plan), in each case, within two years following a change in control of the Company. The CIC Plan does not provide for a payment to cover the impact to the executive of certain incremental taxes incurred in connection with the payments made following a change in control. The amount paid under the CIC Plan will be reduced to avoid the payment of any excise taxes.
If an NEO’s employment is terminated “without cause” or by the NEO for “good reason” following a change in control, the NEO is entitled to the following:

•	any accrued but unpaid base salary;

•	an amount equal to the NEO’s annual bonus for the year in which the termination occurred, pro-rated for the months of service; and

•	a lump sum severance payment equal to the two times the sum of:

▪	the NEO’s annual salary in effect on the termination date, or, if higher, the annual salary in effect immediately prior to the event that constitutes “good reason”; and

▪	the NEO’s actual annual incentive award for the year of termination.

In addition to the foregoing, the NEOs would also be eligible to participate in the Company’s welfare employee health programs for the severance period (three years for the CEO) and (two years for the other NEOs) and the Company will pay the premium for the first eighteen months. The Company would also provide each NEO up to $25,000 of outplacement services.
Under the 2013 Plan, outstanding unvested stock options, SARs and RSUs immediately vest and become exercisable or payable, as applicable, following a change in control unless an alternate award is provided by the acquiring company. PSUs, other than the Founder’s Grant PSUs, will be deemed to have earned a pro-rata award based on the target award opportunity and total number of months worked in the applicable performance period. The Founder’s Grant PSUs will be deemed to have earned the full amount of the award upon a change in control.
A “change in control” is defined as the occurrence of any of the following events: (i) any person unrelated to the Company becomes the beneficial owner of 30% or more of the combined voting power of the Company’s voting stock; (ii) the directors serving at the time the change-in-control plan was adopted (or the directors subsequently elected by the shareholders of the Company whose election or nomination was duly approved by at least two-thirds of the then serving directors) fail to constitute a majority of the Board of Directors; (iii) consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company which is not an affiliate; (iv) any sale or transfer of all or substantially all of the Company’s assets, other than a sale or transfer with a corporation where the Company owns at least 80% of the combined voting power of such corporation or its parent after such transfer; or (v) any other event that the continuing directors determine to be a change in control; provided however, with respect to (i), (iii) and (v) above, there shall be no change in control if shareholders of the Company own more than 50% of the combined voting power of the voting securities of the Company or the surviving entity or any parent immediately following such transaction in substantially the same proportion to each other as prior to such transaction.
Spin-off Protection Plan. We have adopted a Spin-off Protection Plan that provides a cash severance payment in the event a participant’s employment is terminated due to an involuntary loss of job without Cause (as defined in the Spin-off Protection Plan) or a Good Reason (as defined in the Spin-off Protection Plan) between December 1, 2013 and December 1, 2014, unless the termination is substantially unrelated to the Spin-off. The cash severance payment would be equal to two and one-half times (for the CEO) or two times (for other NEOs) (a) current base salary, and (b) current target annual incentive award. In addition, the participants will receive a pro-rated portion of their target annual incentive award, based on actual Company and individual performance during the fiscal year in which termination of employment occurred. Participants may receive that portion of their transition cash bonus award due to be paid on December 1, 2014, in the discretion of the Compensation Committee. Participants in the EOSP or KMP who are not vested in such plans will also receive a cash payment equal to the amount of the benefit to which they would have been entitled if they were vested.
In addition, employees who terminate employment due to an involuntary loss of job without Cause (as defined in the award agreement) or for Good Reason (as defined in the award agreement) between December 1, 2013 and December 1, 2014 will, unless the termination is substantially unrelated to the Spin-off, (i) immediately vest in all unvested stock options and may exercise all vested stock options at any time within the following three-year period or the remaining term of the stock option, if shorter, (ii) immediately vest in all RSUs, except that retirement eligible participants would continue their existing vesting schedule, (iii) receive a prorated payout of outstanding PSUs based on actual performance at the end of performance period following termination of employment, and (iv) have the right to exercise all vested SARs at any time within the following three-year period or the remaining term of the SAR, if shorter.
Enhanced Retirement Benefits. An officer is vested in EOSP or KMP upon the earlier of: (i) the attainment of age 55 and the completion of 5 years of service; (ii) attainment of age 62 for the EOSP and age 65 for the KMP; (iii) death; or (iv) change in control. For Mr. Shannon and Ms. Santoro, a termination within two years following a change in control also triggers the payment of an enhanced benefit whereby two years would be added to both the officer’s age and service with the Company for purposes of the EOSP benefit. There are no enhancements provided to Mr. Petratis under the EOSP or to Mr. Eckersley under the KMP. Benefits under the EOSP and KMP are forfeited in the event of termination for cause. In order to be eligible for an EOSP or KMP benefit in the event of disability, a participant must remain disabled until age 65. An officer becomes vested in both the Pension Plan and the Supplemental Pension Plan upon the completion of 5 years of service. As of December 31, 2013, Mr. Shannon and Mr. Petratis were not vested in the EOSP and Mr. Eckersley was not vested in the KMP. Mr. Yu does not participate in any company-sponsored pension plan.
Health Benefits. In the event of a change in control, health benefits are provided, which include our cost of both active health and welfare benefits for the severance period, as well as retiree medical, if applicable. Ms. Santoro is the only NEO eligible for retiree medical benefits due to her age and service as of January 1, 2003, when eligibility for the retiree medical benefit was frozen by Ingersoll Rand. Ms. Santoro has reached the retirement threshold of age 55 with at least 15 years of service and would receive health benefits in each scenario outlined in the following table.

Post-Employment Benefits Table
The following table describes the compensation to which each of the NEOs would be entitled in the event of termination of such executive’s employment on December 31, 2013, including termination following a change in control. The potential payments were determined under the terms of our plans and arrangements in effect on December 31, 2013. The table does not include the pension benefits or nonqualified deferred compensation amounts that would be paid to an NEO, which are set forth in the Pension Benefits table and the Nonqualified Deferred Compensation table above, except to the extent that the NEO is entitled to an additional benefit as a result of the termination.

	Retirement ($)	Involuntary without Cause ($)	Involuntary with Cause ($)	Change in Control ($)	Disability ($)	Death ($)
D. D. Petratis
Severance (a)	—	4,725,000	—	3,780,000	—	—
2013 Earned but Unpaid AIM Award(s) (b)	—	800,000	—	800,000	—	—
PSP Award Payout (c)	—	—	—	687,950	687,950	687,950
Value of Unvested Equity Awards (d)	—	1,869,193	—	1,905,085	1,905,085	1,905,085
Enhanced Retirement Benefits (e)	—	86,457	—	—	—	—
Outplacement (f)	—	—	—	25,000	—	—
Health Benefits (g)	—	—	—	18,796	—	—
Total	—	7,480,650	—	7,216,831	2,593,035	2,593,035
P. S. Shannon
Severance (a)	—	1,520,000	—	1,445,000	—	—
2013 Earned but Unpaid AIM Award(s) (b)	—	355,749	—	355,749	—	—
PSP Award Payout (c)	—	—	—	324,885	324,885	324,885
Value of Unvested Equity Awards (d)	—	725,861	—	742,810	742,810	742,810
Enhanced Retirement Benefits (e)	—	1,426,406	—	765,095	—	—
Outplacement (f)	—	—	—	25,000	—	—
Health Benefits (g)	—	—	—	18,796	—	—
Total	—	4,028,016	—	3,677,335	1,067,695	1,067,695
T. P. Eckersley
Severance (a)	—	1,508,182	—	1,308,182	—	—
2013 Earned but Unpaid AIM Award(s) (b)	—	382,228	—	382,228	—	—
PSP Award Payout (c)	—	—	—	312,512	312,512	312,512
Value of Unvested Equity Awards (d)	—	1,477,508	—	1,493,812	1,493,812	1,493,812
Enhanced Retirement Benefits (e)	—	642,016	—	—	—	—
Outplacement (f)	—	—	—	25,000	—	—
Health Benefits (g)	—	—	—	18,796	—	—
Total	—	4,009,934	—	3,540,530	1,806,324	1,806,324

	Retirement ($)	Involuntary without Cause ($)	Involuntary with Cause ($)	Change in Control ($)	Disability ($)	Death ($)
B. A. Santoro
Severance (a)	—	1,230,000	—	1,155,000	—	—
2013 Earned but Unpaid AIM Award(s) (b)	—	234,862	—	234,862	—	—
PSP Award Payout (c)	—	—	—	267,526	267,526	267,526
Value of Unvested Equity Awards (d)	494,903	494,903	—	508,862	508,862	508,862
Enhanced Retirement Benefits (e)	—	—	—	954,322	—	—
Outplacement (f)	—	—	—	25,000	—	—
Health Benefits (g)	85,000	85,000	85,000	70,806	85,000	35,000
Total	579,903	2,044,765	85,000	3,216,378	861,388	811,388
F. W. Yu
Severance (a)	—	1,183,890	—	1,033,890	—	—
2013 Earned but Unpaid AIM Award(s) (b)	—	231,029	—	231,029	—	—
PSP Award Payout (c)	—	40,169	—	340,528	340,528	340,528
Value of Unvested Equity Awards (d)	—	1,213,484	—	1,227,228	1,227,228	1,227,228
Enhanced Retirement Benefits (e)	—	—	—	—	—	—
Outplacement (f)	—	—	—	25,000	—	—
Health Benefits (g)	—	—	—	30,000	—	—
Total	—	2,668,572	—	2,887,675	1,567,756	1,567,756
____________

(a)
For the “Involuntary without Cause” column, the amounts are calculated in accordance with the Spin-off Protection Plan. For the amounts shown under the “Change in Control” columns, refer to the description of how severance is calculated in the section above, entitled Post-Employment Benefits.

(b)
For the “Involuntary without Cause” column, the amounts are calculated in accordance with the Spin-off Protection Plan. For the amounts under “Change in Control”, these amounts represent the actual award earned for the 2013 performance period, which may be more or less than the target award.

(c)
For the “Change in Control,” these amounts represent the value of the Founder’s Grant PSU award payout. For Mr. Yu, it also includes the pro-rata portion of his other outstanding PSUs. Amounts for each column are based on the closing stock price of the ordinary shares on December 31, 2013 ($44.19).

(d)
The amounts shown for “Retirement”, “Involuntary without Cause”, “Change in Control”, “Disability” and “Death” represent (i) the value of the unvested RSUs, which is calculated based on the number of unvested RSUs multiplied by the closing stock price of the ordinary shares on December 31, 2013 ($44.19), and (ii) the intrinsic value of the unvested stock options, which is calculated based on the difference between the closing stock price of the ordinary shares on December 31, 2013 ($44.19) and the relevant exercise price. However, only in the event of termination following a “Change in Control” is there accelerated vesting of unvested awards. For “Retirement”, “Involuntary without Cause”, “Disability” and “Death”, the awards do not accelerate but continue to vest on the same basis as active employees. Because Ms. Santoro is retirement eligible, she would continue to vest in stock options and RSUs after termination of employment for any reason other than cause.

(e)
In the event of a change in control of the Company and a termination of the NEOs, the present value of the pension benefits under the EOSP, KMP and Supplemental Pension Plans would be paid out as lump sums. While there is no additional benefit to the NEOs as a result of either voluntary retirement/resignation and/or involuntary resignation without cause, there are differences (based on the methodology mandated by the SEC) between the numbers that are shown in the Pension Benefits Table and those that would actually be payable to the NEO under these termination scenarios. The amounts shown under change of control represent the estimated benefit provided in excess of the EOSP amount shown in the Pension Benefits Table.

(f)	For the “Change in Control” column, the amount represents the maximum expenses we would reimburse the NEO for professional outplacement services.

(g)
Represents our cost of health coverage. The cost for “Change in Control” is a combination of continued active coverage for eighteen months followed by retiree coverage, while the cost shown under the other scenarios is retiree coverage only.

INFORMATION CONCERNING VOTING AND SOLICITATION
Why Did I Receive This Proxy Statement?
We sent you this Proxy Statement or a Notice of Internet Availability of Proxy Materials (”Notice”) because our Board of Directors is soliciting your proxy to vote at the Annual General Meeting. This Proxy Statement summarizes the information you need to know to vote on an informed basis.
Why Are There Two Sets Of Financial Statements Covering The Same Fiscal Period?
U.S. securities laws require us to send you our 2013 Form 10-K, which includes our financial statements prepared in accordance with U.S. GAAP. These financial statements are included in the mailing of this Proxy Statement. Irish law also requires us to provide you with our Irish Statutory Accounts for our 2013 fiscal year, including the reports of our Directors and auditors thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts are available on our website at www.allegion.com/irishstatutoryaccounts and will be laid before the Annual General Meeting.
How Do I Attend The Annual General Meeting?
All shareholders are invited to attend the Annual General Meeting. In order to be admitted, you must present a form of personal identification and evidence of share ownership.
If you are a shareholder of record, evidence of share ownership will be either (1) an admission ticket, which is attached to the proxy card and must be separated from the proxy card and kept for presentation at the meeting if you vote your proxy by mail, or (2) a Notice.
If you own your shares through a bank, broker or other holder of record (“street name holders”), evidence of share ownership will be either (1) your most recent bank or brokerage account statement, or (2) a Notice. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of our ordinary shares, to:
Secretary
Allegion plc
Block D
Iveagh Court
Harcourt Road
Dublin 2
Ireland
No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Annual General Meeting.
Who May Vote?
You are entitled to vote if you beneficially owned our ordinary shares at the close of business on April 14, 2014, the Record Date. At that time, there were 96,527,154 of our ordinary shares outstanding and entitled to vote. Each ordinary share that you own entitles you to one vote on all matters to be voted on a poll at the Annual General Meeting.
How Do I Vote?
Shareholders of record can cast their votes by proxy by:

•	using the Internet and voting at www.proxyvote.com;

•	calling 1-800-690-6903 and following the telephone prompts; or

•	completing, signing and returning a proxy card by mail. If you received a Notice and did not receive a proxy card, you may request one at sendmaterial@proxyvote.com.
The Notice is not a proxy card and it cannot be used to vote your shares.
Shareholders of record may also vote their shares directly by attending the Annual General Meeting and casting their vote in person or appointing a proxy (who does not have to be a shareholder) to attend the Annual General Meeting and casting votes on their behalf in accordance with their instructions.
Street name holders must vote their shares in the manner prescribed by their bank, brokerage firm or nominee. Street name holders who wish to vote in person at the Annual General Meeting must obtain a legal proxy from their bank, brokerage firm or nominee. Street name holders will need to bring the legal proxy with them to the Annual General Meeting and hand it in with a signed ballot that is available upon request at the meeting. Street name holders will not be able to vote their shares at the Annual General Meeting without a legal proxy and a signed ballot.
Even if you plan to attend the Annual General Meeting, we recommend that you vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.
In order to be timely processed, your vote must be received by 5:00 p.m. Eastern Time on June 10, 2014 (or, if you are a street name holder, such earlier time as your bank, brokerage firm or nominee may require).
How May Employees Vote Under Our Employee Plans?
If you participate in the ESP or the Schlage Lock Company LLC Employee Savings Plan for Bargained Employees, then you may be receiving these materials because of shares held for you in those plans. In that case, you may use the enclosed proxy card to instruct the plan trustees of those plans how to vote your shares, or give those instructions by telephone or over the Internet. They will vote these shares in accordance with your instructions and the terms of the plan.
To allow plan administrators to properly process your vote, your voting instructions must be received by 11:59 p.m. on June 6, 2014. If you do not provide voting instructions for shares held for you in any of these plans, the plan trustees will vote these shares in the same ratio as the shares for which voting instructions are provided.
May I Revoke My Proxy?
You may revoke your proxy at any time before it is voted at the Annual General Meeting in any of the following ways:

•	by notifying the Company’s Secretary in writing: c/o Allegion plc, Block D, Iveagh Court, Harcourt Road, Dublin 2, Ireland;

•	by submitting another properly signed proxy card with a later date or another Internet or telephone proxy at a later date but prior to the close of voting described above; or

•	by voting in person at the Annual General Meeting.
Merely attending the Annual General Meeting does not revoke your proxy. To revoke a proxy, you must take one of the actions described above.
How Will My Proxy Get Voted?
If your proxy is properly submitted, your proxy holder (one of the individuals named on the proxy card) will vote your shares as you have directed. If you are a street name holder, the rules of the NYSE permit your bank, brokerage firm or nominee to vote your shares on Item 4 (routine matter) if it does not receive instructions from you. However, your bank, brokerage firm or nominee may not vote your shares on Items 1, 2 or 3 (non-routine matters) if it does not receive instructions from you (“broker non-votes”). Broker non-votes will not be counted as votes for or against the non-routine matters, but rather will be regarded as votes withheld and will not be counted in the calculation of votes for or against the resolution.
If you are a shareholder of record and you do not specify on the proxy card you send to the Company (or when giving your proxy over the Internet or telephone) how you want to vote your shares, then the Company-designated proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.
What Constitutes A Quorum?
The presence (in person or by proxy) of shareholders entitled to exercise a majority of the voting power of the Company on the Record Date is necessary to constitute a quorum for the conduct of business. Abstentions and broker non-votes are treated as “shares present” for the purposes of determining whether a quorum exists.

What Vote Is Required To Approve Each Proposal?
A majority of the votes cast at the Annual General Meeting is required to approve each of Items 1, 2 and 4. A majority of the votes cast means that the number of votes cast “for” an Item must exceed the number of votes cast “against” that Item. The affirmative vote of a plurality of the Company’s ordinary shares represented and voting at the Annual General Meeting is required to approve Item 3.
Although abstentions and broker non-votes are counted as “shares present” at the Annual General Meeting for the purpose of determining whether a quorum exists, they are not counted as votes cast either “for” or “against” the resolution and, accordingly, will not affect the outcome of the vote.
Who Pays The Expenses Of This Proxy Statement?
We have hired Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $14,000, plus out-of-pocket expenses. Proxies will be solicited on behalf of our Board of Directors by mail, in person, by telephone and through the Internet. We will bear the cost of soliciting proxies. We will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.
How Will Voting On Any Other Matter Be Conducted?
Although we do not know of any matters to be presented or acted upon at the Annual General Meeting other than the items described in this Proxy Statement, if any other matter is proposed and properly presented at the Annual General Meeting, the proxy holders will vote on such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth as of the Record Date, the beneficial ownership of our ordinary shares by (i) each director and director nominee of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table below, and (iii) all directors and executive officers of the Company as a group:

Name	Ordinary Shares(a)	Notional Shares(b)	Options Exercisable or RSUs Vesting Within 60 Days (c)
M. J. Chesser	—	—	—
C. Cico	—	—	—
K. S. Hachigian	—	—	—
D. I. Schaffer	—	—	—
M. E. Welch	—	—	—
D. D. Petratis	19,230	—	—
P. S. Shannon	3,924	20,786	17,548
T. P. Eckersley	12,185	6,383	16,045
B. A. Santoro	4,831	—	19,650
F. W. Yu	1,836	—	11,302
All directors and executive officers as a group (14 persons)(d)	50,393	27,169	77,246
____________

(a)	Represents (i) ordinary shares held directly; and (ii) ordinary shares held by the trustee under the ESP for the benefit of executive officers.

(b)	Represents ordinary shares and ordinary share equivalents notionally held under the EDCP that are not distributable within 60 days of the Record Date.

(c)	Represents ordinary shares as to which directors and executive officers had stock options or SARs exercisable or RSUs that vest within 60 days of the Record Date, under the 2013 Plan.

(d)
The Company’s ordinary shares beneficially owned by all directors and executive officers individually and as a group (including shares issuable under exercisable options or vesting RSUs) aggregated less than 1% of the total outstanding ordinary shares. Ordinary shares and ordinary share equivalents notionally held under the EDCP are not counted as outstanding shares in calculating these percentages because they are not beneficially owned; the directors and executive officers have no voting or investment power with respect to these shares or share equivalents.

The following table sets forth each shareholder which is known by us to be the beneficial owner of more than 5% of the outstanding ordinary shares of the Company based solely on the information filed by such shareholder on Schedule 13D or filed by such shareholder in 2014 for the year ended December 31, 2013 on Schedule 13G under the Securities Exchange Act of 1934:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(a)
Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	6,107,616 (b)	6.33%
Trian Fund Management, L.P. 280 Park Avenue, 41st Floor New York, New York 10017	5,740,805 (c)	5.95%
State Street Corporation One Lincoln Street Boston, Massachusetts 02111	4,856,717 (d)	5.03%
____________

(a)
The ownership percentages set forth in this column are based on the Company’s outstanding ordinary shares on the Record Date and assumes that each of the beneficial owners continued to own the number of shares reflected in the table above on such date.

(b)
Information regarding the Vanguard and its stockholdings was obtained from a Schedule 13G filed with the SEC on February 10, 2014. The filing indicated that, as of December 31, 2013, Vanguard had sole voting power as to 157,394 shares, sole dispositive power as to 5,968,327 shares, and shared dispositive power as to 139,289 of such shares.

(c)
Information regarding Trian and its stockholdings was obtained from the Schedule 13G (Amendment No. 1) filed with the SEC on February 14, 2014. According to the Schedule 13G (Amendment No. 1), Trian Fund Management, L.P. shares voting and dispositive power over all or some of the shares with Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Strategic Investment Fund, L.P., Trian Partners Strategic Investment Fund-A, L.P., Trian Partners Strategic Co-Investment Fund-A, L.P., Trian Partners Master Fund (ERISA), L.P., Trian Fund Management GP, LLC, Trian SPV (SUB) VI, L.P., Trian SPV (SUB) VI-A, L.P., Trian IR Holdco Ltd., Nelson Peltz, Peter W. May and Edward P. Garden.

(d)
Information regarding State Street Corporation and its stockholdings was obtained from a Schedule 13G filed with the SEC on February 3, 2014. The filing indicated that, as of December 31, 2013, State Street had shared voting power and shared dispositive power as to all of such shares.

Equity Compensation Plan Information
The following table provides information as of December 31, 2013, with respect to our ordinary shares that may be issued under equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders (1)	3,019,608	$25.11	4,980,392
Equity compensation plans not approved by security holders (2)	79,580	—	—
Total	3,099,188	$25.11	4,980,392
____________

(1)	Represents the 2013 Plan. The weighted average exercise price includes stock options and stock appreciation rights outstanding under the 2013 Plan.
(2)	Represents the EDCP. Plan participants acquire our shares under the EDCP as a result of the deferral of salary, annual incentive awards and PSUs.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company does not generally engage in transactions in which its executive officers, directors or nominees for directors, any of their immediate family members or any of its 5% shareholders have a material interest. Pursuant to the Company’s written related person transaction policy, any such transaction must be reported to management, which will prepare a summary of the transaction and refer it to the Corporate Governance and Nominating Committee for consideration and approval by the disinterested directors. The Corporate Governance and Nominating Committee reviews the material terms of the related person transaction, including the dollar values involved, the relationships and interests of the parties to the transaction and the impact, if any, to a director’s independence. The Corporate Governance and Nominating Committee only approves those transactions that are in the best interest of the Company. In addition, the Company’s Code of Conduct, which sets forth standards applicable to all employees, officers and directors of the Company, generally proscribes transactions that could result in a conflict of interest for the Company. Any waiver of the Code of Conduct for any executive officer or director requires the approval of the Company’s Board of Directors. Any such waiver will, to the extent required by law or the NYSE, be disclosed on the Company’s website at www.allegion.com or on a current report on Form 8-K. No such waivers were requested or granted in 2013.
We have not made payments to directors other than the fees to which they are entitled as directors (described under the heading “Compensation of Directors”) and the reimbursement of expenses related to their services as directors. We have made no loans to any director or officer nor have we purchased any shares of the Company from any director or officer.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who beneficially own more than ten percent of the Company’s ordinary shares, to file reports of ownership and reports of changes in ownership with the SEC and the NYSE. To the Company’s knowledge, based solely on its review of such forms received by the Company and written representations that no other reports were required.
SHAREHOLDER PROPOSALS AND NOMINATIONS
Any proposal by a shareholder intended to be presented at the 2015 Annual General Meeting of Shareholders of the Company must be received by the Company at its registered office at Block D, Iveagh Court, Harcourt Road, Dublin 2, Ireland, Attn: Secretary, no later than December 26, 2014, for inclusion in the proxy materials relating to that meeting. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposals to be eligible for inclusion in our 2015 proxy statement.
Our Articles of Association set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board of Directors in connection with annual general meetings of shareholders or pursuant to written shareholder consents or who wish to bring other business before a shareholders’ general meeting. All such nominations must be accompanied by certain background and other information specified in the Articles of Association. In connection with the 2015 annual general meeting, written notice of a shareholder’s intention to make such nominations or bring business before the annual general meeting must be given to the Secretary of the Company not later than March 13, 2015. If the date of the 2015 annual general meeting occurs more than 30 days before, or 60 days after, the anniversary of the 2014 annual general meeting, then the written notice must be provided to the Secretary of the Company not later than the seventh day after the date on which notice of such annual general meeting is given.
The Corporate Governance and Nominating Committee will consider all shareholder recommendations for candidates for Board membership, which should be sent to the Committee, care of the Secretary of the Company, at the address set forth above. In addition to considering candidates recommended by shareholders, the Committee considers potential candidates recommended by current directors, Company officers, employees and others. As stated in our Corporate Governance Guidelines, all candidates for Board membership are selected based upon their judgment, character, achievements and experience in matters affecting business and industry. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.
In order for you to bring other business before a shareholder general meeting, timely notice must be received by the Secretary of the Company within the time limits described above. The notice must include a description of the proposed item, the reasons you believe support your position concerning the item, and other specified matters. These requirements are separate from and in addition to the requirements you must meet to have a proposal included in our Proxy Statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.
If a shareholder wishes to communicate with the Board of Directors for any other reason, all such communications should be sent in writing, care of the Secretary of the Company, or by email at allegionboard@allegion.com.

HOUSEHOLDING
SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While the Company does not household in mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of the Company’s proxy statement and annual report by contacting the Company at its registered office at Block D, Iveagh Court, Harcourt Road, Dublin 2, Ireland, Attention: Secretary or by accessing it on the Company’s website at www.allegion.com.
Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.
Dated: April 25, 2014

Appendix A

Directions to the Annual General Meeting

Directions from Dublin Airport to Druids Glen Resort (45 minutes)

•	Take the M1 then follow M50 Southbound.
•	Continue to the end of the M50 motorway and follow the signs for M11/N11 (Wexford/South East).
•	M11 continues onto the N11 through Kilmacanogue Village, onwards through Glen O’ The Downs.
•	Take a left turn at Exit 12 signposted for Newtownmountkennedy, take the next left off the roundabout (signposted Druids Glen Resort) reaching a T Junction.
•	Take a right at the T junction and another right at the next T junction.
•	Take the next left and follow the signs to Druid Glens Resort.

A- 1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 p.m.* Eastern Time on June 10, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, your proxy card must be received prior to the start of the Annual General Meeting of Shareholders for your vote to be counted*.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m.* Eastern Time on June 10, 2014. Have your proxy card in hand when you call and then follow the instructions.

*Voting cut-off is 11:59 p.m. Eastern Time on June 6, 2014 for participants in the Schlage Lock Company Employee Saving Plan and the Schlage Lock Company Employee Saving Plan for Bargained Employees in order to allow plan administrators to vote on your behalf.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M71731-P51619 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALLEGION PLC

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
1. Election of Directors			
1a. Michael J. Chesser	☐	☐	☐
1b. Carla Cico	☐	☐	☐
1c. Kirk S. Hachigian	☐	☐	☐
1d. David D. Petratis	☐	☐	☐
1e. Dean I. Schaffer	☐	☐	☐
1f. Martin E. Welch III	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal.	For	Against	Abstain
2. Advisory approval of the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal.	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on whether an advisory shareholder vote to approve the compensation of the Company's named executive officers should occur every one, two or three years.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal.	For	Against	Abstain
4. Approval of the appointment of PricewaterhouseCoopers as independent auditors of the Company and authorize the Audit and Finance Committee of the Board of Directors to set the auditors' remuneration.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IF YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE BRING, IN ADDITION TO THIS ADMISSION TICKET, A PROPER FORM OF IDENTIFICATION.

ADMISSION TICKET

ALLEGION PLC
ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 11, 2014
2:30 p.m., local time
Druids Glen Resort
Newtownmountkennedy
County Wicklow, Ireland

THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER AND ONE GUEST.

PLEASE SEE APPENDIX A OF THE PROXY STATEMENT FOR DIRECTIONS.

NOTE: VIDEO, STILL PHOTOGRAPHY AND RECORDING DEVICES ARE NOT PERMITTED AT THE ANNUAL GENERAL MEETING. YOUR COOPERATION IS APPRECIATED.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Annual Report, Notice & Proxy Statement and Irish Statutory Accounts are available at www.proxyvote.com.

M71732-P51619

ALLEGION PLC
Annual General Meeting of Shareholders
June 11, 2014 2:30 p.m.
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) David D. Petratis, Patrick S. Shannon and Barbara A. Santoro, or any of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all ordinary shares of ALLEGION PLC (the "Company") which the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held at the Druids Glen Resort, Newtownmountkennedy, County Wicklow, Ireland, on Wednesday, June 11, 2014, at 2:30 p.m., local time, or at any adjournments thereof, with all the powers the undersigned would possess, if then and there personally present, upon the matters described in the Notice of Annual General Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournments.

Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be a shareholder(s) of the Company. If you wish to appoint a person other than the designated officers of the Company, please contact the Company Secretary and also note that your nominated proxy must attend the Annual General Meeting in person in order for your votes to be voted. A proxy is required to vote in accordance with any instructions given to him/her. Completion of a form of proxy will not preclude a member from attending and voting at the meeting in person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY SPECIFICATIONS ARE MADE ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED IN THE MANNER RECOMMENDED BY THE COMPANY'S BOARD OF DIRECTORS ON ALL MATTERS AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF SHAREHOLDERS.

This card also constitutes your voting instructions with respect to ordinary shares held in accounts under the Schlage Lock Company Employee Savings Plan or the Schlage Lock Company Employee Savings Plan for Bargained Employees. If you do not vote, your proxy will be voted in accordance with the terms of the applicable plan.

Continued and to be signed on reverse side